Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of August 30, 2009

among

BAKER HUGHES INCORPORATED

BSA ACQUISITION LLC

and

BJ SERVICES COMPANY

i

INDEX OF DEFINED TERMS

Term	Section
Adjusted Stock Right	3.4(a)
Affiliate	4.24
Agreement	Recital
Alternative Proposal	7.11(d)(i)
Appraisal Shares	3.2
Board	Recital
Book Entry Share	3.1(b)
Business Day	1.2(a)
Cash Portion	3.1(a)
Cash Portion Exchange Ratio	3.4(a)
Certificate of Merger	1.2(b)
Change in Recommendation	7.11(c)
Change in the Parent Board Recommendation	7.1(d)
Cleanup	4.14(h)
Closing	1.2(a)
Closing Date	1.2(a)
Code	Recital
Company	Recital
Company Balance Sheet	4.13(a)
Company Benefit Plans	4.11(a)
Company Board Recommendation	7.1(c)
Company Bonus Stock	3.4(e)
Company Common Stock	Recital
Company Credit Agreement	4.2(e)
Company Directors	2.3
Company Disclosure Letter	4
Company ERISA Affiliate	4.11(a)
Company Financial Advisors	4.10
Company Financial Statements	4.5(b)
Company Indenture	4.2(e)
Company Material Adverse Effect	4.1(b)
Company Option	3.4(a)
Company Performance Units	3.4(b)
Company Phantom Stock	3.4(c)
Company Preferred Stock	4.2(a)
Company Rights	4.2(d)
Company Rights Agreement	4.2(b)
Company SEC Reports	4.5(a)
Company Series A Preferred Stock	4.2(a)
Company Special Meeting	7.1(c)
Company Stock Plans	3.4(a)
Company Subsidiaries	4.1(a)
Confidentiality Agreement	7.11(b)
DGCL	Recital

DOJ	6.1(b)(xix)
Effective Time	1.2(b)
Environmental Claim	4.14(c)
Environmental Laws	4.14(a)
Environmental Permits	4.14(b)
Equipment Partnership Financing	4.2(e)
ERISA	4.11(a)
ESPP	3.4(d)
Exchange Act	4.3(c)
Exchange Agent	3.3(a)
Exchange Fund	3.3(a)
Expenses	9.5(a)
FCPA	4.23(b)
Foreign Company Benefit Plan	4.11(g)
GAAP	4.1(b)
Governmental Entity	4.3(c)
Hazardous Material	4.14(h)
Hedge	6.1(b)(xxi)
HSR Act	4.3(c)
Indemnified Obligations	7.12(a)
Indemnified Persons	7.12(a)
Intellectual Property	4.19
Investment Company Act	4.17
Laws	4.3(b)
Liabilities	4.9
Lien	4.3(b)
Limited Liability Company Act	Recital
Market Price	3.1(f)
Material Contracts	4.21
Merger	Recital
Merger Consideration	3.1(a)
Merger Sub	Recital
Money Laundering Laws	4.23(c)
NYSE	3.1(f)
Parent	Recital
Parent Alternative Proposal	9.5(a)
Parent Balance Sheet	5.12(a)
Parent Board Recommendation	7.1(d)
Parent Common Stock	3.1(a)
Parent Disclosure Letter	5
Parent ERISA Affiliate	5.10(a)
Parent Financial Advisor	5.9
Parent Financial Statements	5.4(b)
Parent Material Adverse Effect	5.1(b)
Parent Preferred Stock	5.2(a)
Parent Proposal	5.11(b)

v

Parent SEC Reports	5.4(a)
Parent Special Meeting	7.1(d)
Parent Subsidiaries	5.1(a)
Parent Superior Proposal	9.5(a)
Permitted Lien	4.3(b)
Person	4.4(a)
Proxy/Prospectus	4.8
Registration Statement	4.8
Release	4.14(h)
Representative	7.11(a)
Required Company Vote	4.12(b)
Required Parent Vote	5.11(b)
Sarbanes-Oxley Act	4.5(d)
SEC	3.4(h)
Section 409A	3.4(a)
Securities Act Preferred Stock	4.2(c)
Specified Company SEC Disclosure	4
Specified Parent SEC Disclosure	5
Standstill Agreement	7.11(a)
Stock Award Exchange Ratio	3.4(a)
Stock Certificate	3.1(b)
Stock Exchange Ratio	3.1(a)
Subsidiary	4.4(a)
Superior Proposal	7.11(d)(ii)
Surviving Entity	1.1
Tax	4.13(f)
Tax Return	4.13(g)
Termination Date	9.2(a)
Termination Fee	9.5(a)
US Regulatory Regimes	7.10(a)
USG Authorities	6.1(b)(xix)

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), is made and entered into as of August 30, 2009, among Baker Hughes Incorporated, a Delaware corporation (“Parent”), BSA Acquisition LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub”), and BJ Services Company, a Delaware corporation (the “Company”).

WHEREAS, the parties intend that the Company be merged with and into Merger Sub, with Merger Sub surviving the merger on the terms and subject to the conditions set forth herein (the “Merger”).

WHEREAS, the board of directors (the “Board”) of the Company has unanimously (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (c) resolved to recommend adoption of this Agreement by the stockholders of the Company.

WHEREAS, the Board of Parent has resolved to submit to the stockholders of Parent for their approval the issuance of shares of Parent Common Stock (as defined in Section 3.1(a)).

WHEREAS, as a result of the Merger, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Limited Liability Company Act of the State of Delaware (the “Limited Liability Company Act”), each issued and outstanding share of common stock, par value $0.10 per share, of the Company (the “Company Common Stock”) (other than shares of Company Common Stock owned by the Company, Parent, Merger Sub, the Surviving Entity or any wholly owned Subsidiary (as defined in Section 4.4(a)) of the Company or Parent immediately prior to the Effective Time (as defined in Section 1.2(b) and other than Appraisal Shares (as defined in Section 3.2)), will, upon the terms and subject to the conditions set forth herein, be converted into the right to receive the Merger Consideration (as defined in Section 3.1(a)).

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties and covenants contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.1 The Merger.

Upon the terms and subject to the satisfaction or waiver of the conditions hereof, and in accordance with the applicable provisions of this Agreement and the DGCL and the Limited

Liability Company Act, at the Effective Time, the Company shall be merged with and into Merger Sub. As a result of the Merger, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving entity in the Merger as a wholly owned Subsidiary of Parent. Merger Sub as the surviving entity after the Merger is sometimes referred to as the “Surviving Entity.”

SECTION 1.2 Closing; Effective Time.

(a) Closing. The closing of the Merger (the “Closing”) shall take place at 9:00 a.m. (Central time) on a date to be specified by the parties, which shall be no later than the second Business Day after satisfaction or (to the extent permitted by applicable Law (as defined in Section 4.3(b)) waiver of the conditions set forth in Article VIII (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived on the Closing Date), at the offices of Akin Gump Strauss Hauer & Feld LLP, 1111 Louisiana Street, 44th Floor, Houston, Texas 77002, unless another date, time or place is agreed to in writing between Parent and the Company. The “Closing Date” is the date on which the Closing occurs. “Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York.

(b) Effective Time. On the Closing Date or as promptly as practicable thereafter, the Company shall cause the Merger to be consummated by filing a certificate of merger, in accordance with the DGCL and the Limited Liability Company Act, with the Secretary of State of the State of Delaware (the “Certificate of Merger”), in such form as required by, and executed in accordance with the relevant provisions of, the DGCL and the Limited Liability Company Act (the time of such filing (or such later time as is specified in such Certificate of Merger as agreed between Parent and the Company) being the “Effective Time”).

SECTION 1.3 Effect of the Merger.

At the Effective Time, the Merger will have the effects set forth in this Agreement and the applicable provisions of the DGCL and the Limited Liability Company Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and the Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Entity.

ARTICLE II

THE SURVIVING ENTITY

SECTION 2.1 Certificate of Formation; Limited Liability Company Agreement.

The certificate of formation of Merger Sub shall be and remain the certificate of formation of the Surviving Entity from and after the Effective Time, until thereafter amended in accordance with the Limited Liability Company Act. The limited liability company agreement of Merger Sub as in effect immediately prior to the Effective Time shall be the limited liability company agreement of the Surviving Entity from and after the Effective Time, until thereafter amended in accordance with the Limited Liability Company Act and such limited liability company agreement.

SECTION 2.2 Officers of the Surviving Entity.

From and after the Effective Time, the officers of Merger Sub shall be the officers of the Surviving Entity, in each case, until the earlier of their death, resignation, removal or until their respective successors are duly elected and qualified.

SECTION 2.3 Directors and Officers of Parent.

Prior to the Effective Time, Parent shall use its reasonable best efforts to take all necessary corporate action so that upon and after the Effective Time the size of the Board of Parent is increased by two (2) members and two (2) members of the Board of the Company selected by mutual agreement of Company and Parent (the “Company Directors”) are appointed to the Board of Parent to fill the vacancies on the Board of Parent created by such increase. Parent, through the Board of Parent and subject to the Board of Parent’s fiduciary duties to the stockholders of Parent, shall take all necessary action to nominate the Company Directors for election to the Board of Parent in the proxy statement relating to the first annual meeting of the stockholders of Parent following the Closing.

ARTICLE III

CONVERSION OF SHARES

SECTION 3.1 Effect on Capital Stock.

As of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any other holder of any shares of capital stock of the Company or limited liability company interests of Merger Sub:

(a) Conversion of Company Common Stock. Subject to Section 3.1(f), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be cancelled pursuant to Section 3.1(b) and any Appraisal Shares) shall be converted automatically at the Effective Time into the right to receive 0.40035 shares of common stock of the Parent (the “Stock Exchange Ratio”), par value $1.00 per share (the “Parent Common Stock”) and $2.69 in cash (the “Cash Portion”, and together with the Stock Exchange Ratio, the “Merger Consideration”).

(b) Certificates. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of (i) a certificate that, immediately prior to the Effective Time represented such shares of Company Common Stock (a “Stock Certificate”), or (ii) a non-certificated share of Company Common Stock held by book entry (a “Book Entry Share”) shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Stock Certificate or Book Entry Share in accordance with

Section 3.3: (i) the Merger Consideration, (ii) certain dividends and other distributions under Section 3.1(e), and (iii) cash in lieu of fractional shares of Parent Common Stock under Section 3.1(f), in each case without interest.

(c) Adjustments. If, between the date of this Agreement and the Effective Time, the shares of Parent Common Stock or Company Common Stock shall be changed or proposed to be changed into a different number or class of shares by reason of the occurrence of or record date with respect to any reclassification, recapitalization, split-up, combination, exchange of shares or similar readjustment, in any such case within such period, or a stock dividend thereon shall be declared with a record date within such period, appropriate adjustments shall be made to the Merger Consideration. Nothing in this Section 3.1(c) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

(d) Treatment of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned by Parent, Merger Sub, the Surviving Entity or any wholly owned Subsidiary of the Company or Parent immediately prior to the Effective Time shall be cancelled and no cash, Parent Common Stock, or other consideration shall be delivered in exchange therefor and no payment or distribution shall be made with respect thereto.

(e) Dividends and Distributions. No dividends or other distributions declared or made having a record date after the Effective Time with respect to shares of Parent Common Stock shall be paid to the holder of any unsurrendered Stock Certificate or Book Entry Share with respect to the applicable Merger Consideration represented thereby until the holder of record of such Stock Certificate or Book Entry Share has surrendered such Stock Certificate or Book Entry Share in accordance with Section 3.3. Subject to the effect of applicable Laws (including escheat and abandoned property laws), following surrender of any such Stock Certificate or Book Entry Share, there shall be paid to the holder thereof, without interest, in addition to the applicable Merger Consideration, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the Merger Consideration, and (ii) if the payment date for any dividend or distribution payable with respect to the Merger Consideration has not occurred prior to the surrender of such Stock Certificate or Book Entry Share, at the appropriate payment date therefor, the amount of dividends or other distributions with a record date after the Effective Time but prior to the surrender of such Stock Certificate and a payment date subsequent to the surrender of such Stock Certificate or Book Entry Share. For purposes of dividends or other distributions in respect of shares of Parent Common Stock, all shares of Parent Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if such shares of Parent Common Stock were issued and outstanding as of the Effective Time.

(f) No Fractional Shares. No fractional shares of Parent Common Stock shall be issued in the Merger and fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of Parent. All holders of fractional share interests shall be entitled to receive, in lieu thereof, an amount in cash equal to such fraction multiplied by the Market Price. “Market Price” means the average of the closing prices of a share of Parent Common Stock on the New York Stock Exchange (“NYSE”), as reported in The Wall Street Journal, for the five consecutive trading days immediately preceding the third trading day before the Closing.

(g) Membership Interests of Merger Sub. The membership interests of Merger Sub outstanding immediately prior to the Effective Time shall remain outstanding and shall constitute the only outstanding membership interests of the Surviving Entity.

SECTION 3.2 Appraisal Rights.

Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any record holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration payable pursuant to Section 3.1, but instead at the Effective Time shall become the right to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL and at the Effective Time, all Appraisal Shares shall no longer be outstanding and shall automatically be canceled and cease to exist. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then (i) such shares of Company Common Stock shall thereupon cease to constitute Appraisal Shares and (ii) the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 of the DGCL shall be forfeited and cease and if such forfeiture shall occur following the Effective Time, each such Appraisal Share shall thereafter be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without interest thereon, the Merger Consideration. The Company shall deliver prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock (provided that the failure of the Company to deliver such prompt notice shall not constitute a breach of this Agreement) and the Company shall provide Parent with the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

SECTION 3.3 Surrender and Payment.

(a) Exchange Agent. Prior to the Effective Time, Parent shall authorize one or more transfer agent(s) reasonably satisfactory to the Company to act as agent for the holders of Company Common Stock in connection with the Merger (the “Exchange Agent”). Prior to the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of the Company Common Stock, for exchange in accordance with this Article III through the Exchange Agent, the aggregate amount of Merger Consideration payable in connection with the Merger (the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration in exchange for surrendered shares of Company Common Stock pursuant to Section 3.1 out of the Exchange Fund. Except as contemplated by Section 3.3(d), the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of (i) each Stock Certificate and (ii) any Book Entry Shares, (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Stock Certificates to the Exchange Agent or in the case of Book Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, and shall be in a form reasonably acceptable to the Company), and (B) instructions for use in effecting the surrender of the Stock Certificates and Book Entry Shares in exchange for the Merger Consideration as provided in Section 3.1(a). Exchange of any Book Entry Shares shall be effected in accordance with the Exchange Agent’s customary procedures with respect to securities represented by book entry. Upon surrender of a Stock Certificate or Book Entry Share for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Stock Certificate or Book Entry Share shall be entitled to receive in exchange therefor (x) one or more shares of Parent Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares of Parent Common Stock that such holder has the right to receive pursuant to Section 3.1 (after taking into account all shares of Company Common Stock then held by such holder) and (y) a check in the amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to Section 3.1 and this Article III, including cash payable in lieu of any fractional shares of Parent Common Stock pursuant to Section 3.1(f) and dividends and other distributions pursuant to Section 3.1(e), and the Stock Certificate or Book Entry Share so surrendered shall forthwith be cancelled. No interest shall be paid or accrued on any Merger Consideration, cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Stock Certificates or Book Entry Shares. Parent shall cause the Exchange Agent to make all payments required pursuant to the preceding sentence as soon as practicable following the valid surrender of Stock Certificates or Book Entry Shares. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, the Merger Consideration payable in respect of such shares of Company Common Stock may be paid to a Person other than the Person in whose name the Stock Certificate so surrendered is registered, if such Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Stock Certificate or establish to the satisfaction of the Surviving Entity that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.3(b), each Stock Certificate and Book Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable pursuant to Section 3.1(a) in respect of the shares of Company Common Stock represented by such Stock Certificates or Book Entry Shares, any cash in lieu of fractional shares to which the holders thereof are entitled pursuant to Section 3.1(f) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.1(e), without any interest thereon.

(c) No Further Ownership Rights in Company Common Stock; Transfer Books. All Merger Consideration issued upon the surrender of Stock Certificates and Book Entry Shares in accordance with the terms of this Article III shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Common Stock theretofore represented by such Stock Certificates or Book Entry Shares, subject, however, to the Surviving Entity’s obligation to pay any dividends and cash in lieu of fractional shares pursuant to Section 3.1(f) or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time. Parent shall deposit with the Exchange Agent, for the benefit of the holders of Company Common Stock entitled thereto, sufficient cash or immediately available funds to make the payments contemplated in the preceding sentence. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Entity of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Stock Certificates or Book Entry Shares are presented to the Surviving Entity or the Exchange Agent for any reason, they shall be cancelled and exchanged for the Merger Consideration payable pursuant to Section 3.1(a) in respect of the shares of Company Common Stock represented by such Stock Certificates or Book Entry Shares, any cash in lieu of fractional shares to which the holders thereof are entitled pursuant to Section 3.1(f) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.1(e), without any interest thereon.

(d) Termination of Fund; No Liability. At any time following six (6) months after the Effective Time, the Surviving Entity shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund (including any interest received with respect thereto) that remains unclaimed by holders of Stock Certificates and Book Entry Shares (other than Appraisal Shares), and thereafter such holders shall be entitled to look to the Surviving Entity (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof to exchange such Stock Certificates or Book Entry Shares or to pay amounts to which such holder is entitled pursuant to Section 3.1(a) upon due surrender of their Stock Certificates and Book Entry Shares, without any interest thereon. Notwithstanding the foregoing, none of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Stock Certificates or Book Entry Shares shall not have been surrendered immediately prior to such date on which any payment pursuant to this Article III would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 4.3(c)), the Merger Consideration and other amounts payable under this Article III in respect of such Stock Certificate or Book Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Entity, free and clear of all claims or interests of any Person previously entitled thereto.

(e) Lost, Stolen or Destroyed Certificates. In the event any Stock Certificates evidencing Company Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue to such holder the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Stock Certificate, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to

Section 3.1(f) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.1(e), in each case, without any interest thereon, in exchange for such lost, stolen or destroyed Stock Certificates, upon the making of an affidavit of that fact by the holder thereof and, if required by Parent, the posting by such holder of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Stock Certificates, with such assurances as the Exchange Agent, in its discretion and as a condition precedent to the payment of the Merger Consideration, may reasonably require of the holder of such lost, stolen or destroyed Stock Certificates.

(f) Withholding Taxes. Parent and the Surviving Entity shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable to a holder of Company Common Stock pursuant to this Agreement any stock transfer taxes and such amounts as are required to be withheld or deducted under the Code, or any applicable provisions of state, local or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding were made.

(g) Investment of Exchange Fund. The Exchange Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent. Any interest or other income resulting from such investments shall be paid to the Surviving Entity pursuant to Section 3.3(d). The parties hereto agree that, for United States federal income tax reporting purposes, the Surviving Entity shall be the owner of the Exchange Fund. If for any reason (including losses) the Exchange Fund is inadequate to pay the amounts to which holders of shares of Company Common Stock shall be entitled under this Article III, Parent shall take all steps necessary to promptly, or to enable or cause the Surviving Entity to promptly, deposit with the Exchange Agent additional Merger Consideration or other cash sufficient to make all payments required under this Agreement, and Parent and the Surviving Entity shall in any event be liable for payment thereof. The Surviving Entity shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares for the Merger Consideration.

(h) Further Assurances. At and after the Effective Time, the officers of the Surviving Entity will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Entity any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger.

SECTION 3.4 Treatment of Options and other Equity Awards.

(a) As of the Effective Time, by virtue of the Merger, each option to acquire shares of Company Common Stock (a “Company Option”) granted under the BJ Services Company 1995 Incentive Plan, the BJ Services Company 1997 Incentive Plan, the BJ Services Company 2000 Incentive Plan and the BJ Services Company 2003 Incentive Plan (the “Company Stock Plans”) that is outstanding and unexercised immediately prior to the

Effective Time, shall be assumed by Parent and shall be converted into a stock right (an “Adjusted Stock Right”) to acquire Parent Common Stock in accordance with this Section 3.4(a). Each such Adjusted Stock Right as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company Option immediately prior to the Effective Time, except that as of the Effective Time, the Company Option as so assumed and converted shall be fully vested and shall be exercisable for that number of whole shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of (x) the number of shares of Company Common Stock subject to such Company Option multiplied by (y) the Stock Award Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (a) the exercise price per share of Company Common Stock of such Company Option by (b) the Stock Award Exchange Ratio; provided that the exercise price and/or the number of shares of Parent Common Stock that may be purchased under the Adjusted Stock Right shall be further adjusted to the extent required to remain compliant, or exempt from, with the requirements of Section 409A of the Code and the Department of Treasury Regulations issued thereunder (collectively, “Section 409A”); and provided further, that in the case of Company Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, the exercise price and the number of shares of Parent Common Stock subject to the Adjusted Stock Right shall be determined in a manner consistent with the requirements of Section 424 of the Code and the Department of Treasury Regulations issued thereunder. For purposes of this Agreement, “Stock Award Exchange Ratio” means the sum of the Stock Exchange Ratio and the Cash Portion Exchange Ratio. The “Cash Portion Exchange Ratio” means the quotient obtained by dividing (i) the Cash Portion by (ii) the Market Price.

(b) As of the Effective Time, the performance goals under any then outstanding Performance Unit Awards (the “Company Performance Units”) granted under Company Stock Plans shall be deemed to have been achieved at the expected value level of performance, and each such Company Performance Unit shall, without any action on the part of the holder thereof, the Company, Parent or Merger Sub, be treated as an unrestricted share of Company Common Stock immediately prior to the Effective Time and each such share of Company Common Stock shall be treated at the Effective Time the same as, and shall afford the same rights and shall be subject to the same conditions, as each share of Company Common Stock not subject to any restrictions; provided, that the Company Performance Units shall otherwise continue to be subject to the terms of the applicable Company Stock Plans and award agreements, including the right to receive any cash bonus provided for in the holder’s award agreement (subject to applicable tax withholding requirements).

(c) As of the Effective Time, all remaining restrictions on each Company Phantom Stock Award (the “Company Phantom Stock”) granted and then outstanding under Company Stock Plans shall, without any action on the part of the holder thereof, the Company, Parent or Merger Sub, lapse and each such share of Company Phantom Stock shall be treated at the Effective Time the same as, and shall afford the same rights and shall be subject to the same conditions, as each share of Company Common Stock not subject to restrictions; provided, that the Company Phantom Stock shall otherwise continue to be subject to the terms of the applicable Company Stock Plans and award agreements, including the right to receive any cash bonus provided for in the holder’s award agreement (subject to applicable tax withholding requirements).

(d) On or prior to September 30, 2009, the Company shall take such actions as are necessary to amend the BJ Services Company 2008 Employee Stock Purchase Plan (the “ESPP”) to provide that if the Company shall not be the surviving corporation in any merger (or survives only as a subsidiary of another entity) (as defined in the ESPP) that occurs prior to the last day of an Offering Period (as defined in the ESPP), there shall be no purchases of stock of the Company or of any other entity for such Offering Period and the ESPP option holders’ accumulated payroll deductions for such Offering Period shall be returned to the ESPP option holders without interest.

(e) As of the Effective Time, provided that the Effective Time is prior to January 1, 2010, the performance goals under any then outstanding Bonus Stock (as defined in the Company Stock Plans) (the “Company Bonus Stock”) granted under Company Stock Plans shall be deemed to have been achieved in full, and each such share of Company Bonus Stock shall, without any action on the part of the holder thereof, the Company, Parent or Merger Sub, be treated as an unrestricted share of Company Common Stock immediately prior to the Effective Time and each such share of Company Common Stock shall be treated at the Effective Time the same as, and shall afford the same rights and shall be subject to the same conditions, as each share of Company Common Stock not subject to any restrictions; provided, that the Company Bonus Stock shall otherwise continue to be subject to the terms of the applicable Company Stock Plans and award agreements, including the right to receive any cash bonus provided for in the holder’s award agreement (subject to applicable tax withholding requirements).

(f) Schedule 3.4 of the Company Disclosure Letter identifies in reasonable detail the Company Options, the Company Performance Units, the Company Phantom Stock and the Company Bonus Stock outstanding on the date of this Agreement. Promptly following request by Parent, the Company will deliver to Parent a true and complete list of the Company Options, the Company Performance Units, the Company Phantom Stock and the Company Bonus Stock on the date of this Agreement, setting forth (i) the number of shares originally subject to such awards on a grant by grant basis, (ii) the number of shares remaining subject to such awards on a grant by grant basis, (iii) the dates on which such awards were granted, (iv) the exercise prices applicable to such awards and (v) the Company Stock Plan under which such awards were granted.

(g) From and after the Effective Time, all references to the Company (other than any references relating to a “Change in Control” of the Company) in each Company Stock Plan and in each agreement evidencing any outstanding award of Company Options, Company Performance Units, Company Phantom Stock and Company Bonus Stock shall be deemed to refer to Parent. Prior to the Effective Time, each of the Company Stock Plans shall be amended, to the extent necessary, to reflect the transactions contemplated by this Section 3.4, including the conversion of the Company Options and the substitution of Parent for the Company thereunder to the extent appropriate to effectuate the assumption of such Company Stock Plans by Parent.

(h) Parent shall take all action necessary or appropriate to have available for issuance under an effective registration statement filed with the United States Securities and Exchange Commission (the “SEC”) a sufficient number of shares of Parent Common Stock for delivery upon exercise or vesting of the Adjusted Stock Rights and the outstanding Company Performance Unit and Company Phantom Stock.

(i) As of the Effective Time, except as provided in this Section 3.4, all rights under any Company Option and any provision of the Company Stock Plans providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall be cancelled. The Company shall use its reasonable best efforts to ensure that, as of and after the Effective Time, except as provided in this Section 3.4, no Person shall have any rights under the Company Stock Plans or any other plan, program or arrangement with respect to securities of the Company, the Surviving Entity or any Subsidiary thereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the disclosure letter, delivered by Company to Parent at or prior to the execution and delivery of this Agreement (the “Company Disclosure Letter”) (each schedule of which corresponds to a numbered and/or lettered section of this Agreement and of which disclosure made in any section of the Company Disclosure Letter shall be deemed to be disclosed for all purposes of this Agreement and all other sections of the Company Disclosure Letter to the extent that it is reasonably apparent that such disclosure is responsive), or (ii) the Company SEC Reports (as defined in Section 4.5(a)) filed with the SEC between September 30, 2008 and the date of this Agreement (excluding information set forth in any exhibit thereto and excluding any disclosure set forth in any risk factor section and in any section relating to forward looking statements, the “Specified Company SEC Disclosure”), to the extent that it is reasonably apparent that the disclosure in the Specified Company SEC Disclosure is responsive to the matters set forth in this Article IV, the Company represents and warrants to Parent and Merger Sub as follows:

SECTION 4.1 Organization; Good Standing and Qualification.

(a) The Company and each entity that is a Subsidiary of the Company as of the date hereof (the “Company Subsidiaries”) is a corporation, limited liability company, partnership or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite entity power and authority to own, operate and lease its properties and to carry on its business as now conducted.

(b) The Company and each of the Company Subsidiaries is duly qualified and/or licensed, as may be required, and in good standing in each of the jurisdictions in which the nature of the business conducted by it or the character of the property owned, leased or used by it makes such qualification and/or licensing necessary, except in such jurisdictions where the failure to be so qualified and/or licensed does not constitute a Company Material Adverse Effect. A “Company Material Adverse Effect” means, with respect to the Company, any fact, circumstance, occurrence, event, development, change or condition, either individually or together with one or more other contemporaneously existing facts, circumstances, occurrences, events, developments, changes or conditions that is, or would reasonably be expected to be, materially adverse to the business or financial condition of the Company and the Company Subsidiaries considered collectively as a single enterprise; provided, however, that any such fact, circumstance, occurrence, event, development, change or condition (or combination thereof) shall not be considered in determining whether a Company Material Adverse Effect has occurred to the extent it results from (A) a change in Law, or the United States generally accepted accounting principles (“GAAP”) or interpretations thereof, (B) general economic, market, industry or political conditions (including acts of terrorism or war or other force majeure events), (C) any change in the Company’s stock price, trading volume or credit rating (unless due to a circumstance which would separately constitute a Company Material Adverse Effect), (D) the announcement or pendency of this Agreement, any actions taken in compliance with this Agreement or the consummation of the Merger, (E) acts of God, earthquakes or similar catastrophes, any weather related event or any outbreak of illness or other public health event, or (F) the failure of the Company to meet internal or analysts’ expectations, projections or budgets (unless due to a circumstance which would separately constitute a Company Material Adverse Effect).

(c) The copies of the certificate of incorporation and bylaws of the Company which are incorporated by reference as exhibits to the Company’s Annual Report on Form 10-K for the year ended September 30, 2008 are complete and correct copies of such documents as amended and in effect on the date of this Agreement.

SECTION 4.2 Capitalization; Indebtedness.

(a) The authorized capital stock of the Company consists of 910,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $1.00 per share (the “Company Preferred Stock”), of which 400,000 shares have been designated Series A Junior Participating Preferred Stock (the “Company Series A Preferred Stock”).

(b) As of August 30, 2009, there were (i) 292,123,066 shares of Company Common Stock were issued and outstanding and (ii) 55,387,582 shares of Company Common Stock held by the Company in its treasury. As of the date of this Agreement, (i) there are no shares of Company Preferred Stock issued and outstanding and held in treasury, (ii) 400,000 shares of the Company Series A Preferred Stock have been reserved for issuance in accordance with the Amended and Restated Rights Agreement dated as of September 26, 1996, as amended, between the Company and The Bank of New York, as Rights Agent (the “Company Rights Agreement”) and (iii) 9,701,785 shares of Company Common Stock are reserved for issuance in respect of future grants under the Company Stock Plans. As of August 30, 2009, there are outstanding Company Options to purchase an aggregate of 11,280,571 shares of Company Common Stock. Since June 30, 2009, (i) no shares of Company Common Stock have been issued, except pursuant to Company Options, Company Performance Unit awards, Company Bonus Stock awards or Company Phantom Stock awards granted under the Company Stock Plans, or options granted under the ESPP, in each case outstanding on June 30, 2009, and (ii) no Company Options, Company Performance Unit awards or Company Phantom Stock awards granted under the Company Stock Plans, or options granted under the ESPP have been granted. No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which stockholders of the Company may vote are issued or outstanding.

(c) All issued and outstanding shares of the Company’s capital stock are, and all shares that may be issued or granted pursuant to the exercise of Company Options or options granted under the ESPP, or pursuant to the vesting of Company Performance Unit awards, Company Bonus Stock awards or Company Phantom Stock awards granted under the Company Stock Plans, will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights. The issuance and sale of all of the shares of capital stock described in this Section 4.2 have been in material compliance with United States federal and state securities Laws. Except as may be provided in the Company Rights Agreement, neither the Company nor any of the Company Subsidiaries has agreed to register any securities under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the “Securities Act”), or under any state securities Law or granted registration rights to any individual or entity.

(d) Except for the Company Options, options granted under the ESPP, or Company Performance Unit awards, Company Bonus Stock awards and Company Phantom Stock awards granted under the Company Stock Plans, and the Company Series A Preferred Stock purchase rights (the “Company Rights”) issued pursuant to the Company Rights Agreement, as of the date of this Agreement, there are no outstanding or authorized (i) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities or agreements obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in the Company or any of the Company Subsidiaries or securities convertible into or exchangeable for such shares or other equity interest, (ii) contractual obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of the Company Subsidiaries or any such securities or agreements listed in clause (i) of this sentence, or (iii) voting trusts or similar agreements to which the Company or any of the Company Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of the Company Subsidiaries. Immediately after the consummation of the Merger, except as contemplated by Section 3.4, there will not be any outstanding subscriptions, options, warrants, calls, preemptive rights, subscriptions, or other rights, convertible or agreements, obligating the Company or any of the Company Subsidiaries calling for the purchase or issuance of any shares of the capital stock or other equity interest in the Company or any of the Company Subsidiaries or securities convertible into or exchangeable for such shares or other such securities.

(e) Except for the First Indenture and Security Agreement, dated as of December 15, 1999, among First Security Trust Company of Nevada, BJ Services Equipment II, L.P. and State Street Bank and Trust Company (the “Equipment Partnership Financing”), the Amended and Restated Credit Agreement, dated as of August 30, 2007, as amended, among the Company and the lenders party thereto (the “Company Credit Agreement”) and the Indenture dated as of June 8, 2006, as supplemented and amended, between the Company and Wells Fargo Bank, National Association, as trustee, with respect to the 5.75% Senior Notes due 2011 and the 6% Senior Notes due 2018 (the “Company Indenture”), no indebtedness for borrowed money of the Company or any of the Company Subsidiaries contains any restriction

(other than customary notice provisions) upon (i) the prepayment of any indebtedness of the Company or any of the Company Subsidiaries, (ii) the incurrence of indebtedness by the Company or any of the Company Subsidiaries, or (iii) the ability of the Company or any of the Company Subsidiaries to grant any Lien on the properties or assets of the Company or any of the Company Subsidiaries.

SECTION 4.3 Authorization; No Conflict.

(a) Assuming the accuracy of Section 5.22, the Company has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly and validly approved by the Board of the Company, the Board of the Company has resolved to recommend adoption of this Agreement by the stockholders of the Company and has directed that this Agreement be submitted to the stockholders of the Company for their consideration. No other corporate proceedings on the part of the Company or any of the Company Subsidiaries (including any vote of any class or series of outstanding capital stock) are necessary to authorize the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby, except for the adoption of this Agreement by the Required Company Vote (as defined in Section 4.12(b)). This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by each of Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

(b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions herein will (i) result in a violation or breach of or conflict with the certificate of incorporation or bylaws of the Company or the organizational documents of any Company Subsidiary, (ii) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or except to the extent contemplated in Section 3.4 or the plans or agreements referenced in Schedule 3.4 of the Company Disclosure Letter, accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets owned or operated by the Company or any Company Subsidiaries under, or result in being declared void, voidable, or without further binding effect, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or any of their respective properties or assets may be bound or (iii)

subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 4.3(c), violate any judgment, ruling, order, writ, injunction, decree, law, statute, federal, state, provincial, local or foreign order, settlement, award, regulation, rule, ordinance, or agency requirement of or undertaking to or agreement with any Governmental Entity, including common law (collectively, “Laws”) applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets, other than any such event described in (ii) or (iii) which does not constitute a Company Material Adverse Effect. “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. “Permitted Lien” means (i) Liens reserved against or identified in the Company Balance Sheet or the Parent Balance Sheet (as defined in Section 5.12(a)), as the case may be, to the extent so reserved or reflected or described in the notes thereto, (ii) Liens for Taxes not yet due and payable, (iii) Liens existing pursuant to, or that constitute “Permitted Liens” under, credit facilities of the Company and its Subsidiaries or the Parent and its Subsidiaries, as the case may be, and in each case in effect as of the date of this Agreement and (iv) those Liens that, individually or in the aggregate with all other Permitted Liens, do not, and are not reasonably likely to, materially interfere with the use or value of the properties or assets of the Company and its Subsidiaries or Parent and its Subsidiaries, as the case may be.

(c) Except for filings, permits, authorizations, consents, approvals and other applicable requirements as may be required under the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), state securities or blue sky laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), foreign antitrust or competition laws and the filing of the Certificate of Merger as required by the DCGL and the Limited Liability Company Act, respectively, no filing with or notice to and no permit, authorization, consent or approval of any United States federal, state or local or foreign government, court or tribunal, or administrative, governmental or regulatory or self-regulatory body, agency or authority thereof (a “Governmental Entity”) is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notices does not constitute a Company Material Adverse Effect.

SECTION 4.4 Subsidiaries.

(a) Schedule 4.4(a) of the Company Disclosure Letter sets forth the name and jurisdiction of organization of each (i) Company Subsidiary and (ii) entity in which the Company (other than the Company Subsidiaries) or any Company Subsidiary owns any interest other than non-material interests and other than interests in non-United States joint ventures. “Subsidiary” means, with respect to any Person, another Person, an amount of the voting securities or other voting ownership interests of which is sufficient, together with any contractual rights, to elect at least a majority of its Board or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person. “Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or governmental or other entity.

(b) All of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, each Company Subsidiary that are owned directly or indirectly by the Company are duly authorized, validly issued, fully paid and, in the case of all corporate Subsidiaries, nonassessable, and such shares, securities or interests are owned by the Company or by a Company Subsidiary free and clear of any Liens or limitations on voting rights, other than Liens granted pursuant to the Company Credit Agreement. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, any Company Subsidiaries. There are no agreements requiring the Company or any Company Subsidiary to make contributions to the capital of, or lend or advance funds to, any Company Subsidiary.

SECTION 4.5 SEC Reports; Financial Statements and Internal Controls.

(a) Since October 1, 2008 the Company has filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and other documents (collectively, including all exhibits thereto, the “Company SEC Reports”) required to be filed by the Company with the SEC. As of their respective filing dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, the Company SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, and the respective rules and regulations of the SEC promulgated thereunder applicable to the Company SEC Reports, and none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, except for any reports on Form 8-K required to be filed with respect to this Agreement, the Merger and the transactions contemplated hereby, no event has occurred with respect to the Company or any of Company Subsidiaries which the Company is, or after the passage of time, will be, required to report by the filing with the SEC of a current report on Form 8-K which has not been so reported by the Company by the filing of a current report on Form 8-K on or prior to the date hereof. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act.

(b) The consolidated statements of financial position and the related consolidated statements of operations, consolidated statements of stockholders’ equity and other comprehensive income, and consolidated statements of cash flows (including, in each case, any related notes and schedules thereto) of the Company (collectively, the “Company Financial Statements”) contained in the Company SEC Reports have been prepared from the books and records of the Company and the Company Subsidiaries, comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein) and fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and the Company Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments in the ordinary course of business).

(c) Other than any matters that do not remain the subject of any open or outstanding inquiry, the Company has not received written notice from the SEC or any other Governmental Entity that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or other Governmental Entity. Since October 1, 2008 the Company’s independent public accounting firm has not informed Company that it has any material questions, challenges or disagreements regarding or pertaining to Company’s accounting policies or practices which are unresolved as of the date of this Agreement. Since June 30, 2009, no current officer or director of the Company has received, or is entitled to receive, any material compensation from any entity other than the Company or a Company Subsidiary that has engaged in or is engaging in any material transaction with Company or any Company Subsidiary.

(d) With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the Company SEC Reports, the principal executive officer and principal financial officer of the Company have made all certifications (without qualifications or exceptions to the matters certified) required by the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are complete and correct. Other than any matters that do not remain the subject of any open or outstanding inquiry, neither the Company nor its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness or form of such certificates. Neither the Company nor any of its Subsidiaries has outstanding, nor has arranged or modified since the enactment of the Sarbanes-Oxley Act, any “extensions of credit” to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries. “Principal executive officer,” “principal financial officer” and “extensions of credit” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(e) The Company has established and maintains “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) or 15d-15(e) under the Exchange Act); such disclosure controls and procedures are reasonably designed to ensure that all information (both financial and non-financial) relating to the Company and the Company Subsidiaries required to be disclosed in the Company’s reports required to be filed with or submitted to the SEC pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. The Company has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Board of the Company (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(f) The Company is in compliance in all material respects with (i) all current listing and corporate governance requirements of the NYSE and (ii) all rules, regulations and requirements of the Sarbanes-Oxley Act and the SEC.

SECTION 4.6 Absence of Material Adverse Changes, etc.

Since October 1, 2008, the Company and the Company Subsidiaries have conducted their business in the ordinary course of business consistent with past practice and there has not been or occurred:

(a) a Company Material Adverse Effect; or

(b) any material damage, destruction or other casualty loss (whether or not covered by insurance) material to the business of the Company.

SECTION 4.7 Litigation.

There are no suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries or any of their respective properties or assets which constitute a Company Material Adverse Effect. There are no judgments, decrees, injunctions, awards or orders of any Governmental Entity outstanding against the Company or any of the Company Subsidiaries which constitute a Company Material Adverse Effect.

SECTION 4.8 Information Supplied.

None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) Parent’s registration statement on Form S-4 (the “Registration Statement”) will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act and (b) the joint proxy statement relating to the meeting of the Company’s stockholders and Parent’s stockholders to be held in connection with the Merger (the “Proxy/Prospectus”), if any, will, at the date the Proxy/Prospectus is mailed to stockholders of the Company or at the time of the meeting of stockholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The portions of the Proxy/Prospectus supplied by the Company will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information regarding Parent or Merger Sub incorporated by reference in the Proxy/Prospectus or supplied by Parent or Merger Sub specifically for inclusion in the Proxy/Prospectus.

SECTION 4.9 No Undisclosed Liabilities.

The Company and the Company Subsidiaries do not have any obligation or liability (“Liabilities”) required by GAAP to be recognized on a condensed consolidated statement of financial position of the Company, except (a) as reflected, reserved or disclosed in the financial statements (or the notes thereto) included in the Company SEC Reports as at and for the period ended June 30, 2009, (b) as incurred since June 30, 2009 in the ordinary course of business, (c) as have been discharged or paid in full in the ordinary course of business since June 30, 2009, (d) as incurred in connection with the transactions contemplated by this Agreement, (e) that are obligations to perform pursuant to the terms of any of the Material Contracts and (f) as would not constitute a Company Material Adverse Effect.

SECTION 4.10 Broker’s Fees.

Except for Greenhill & Co., LLC and Banc of America Securities LLC (the “Company Financial Advisors”), no agent, broker, Person or firm acting on behalf of the Company or any Company Subsidiary or under the Company’s or any Company Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the transactions contemplated hereby. Promptly following a request by Parent, the Company shall furnish to Parent a true and complete copy of the Company’s agreements with the Company Financial Advisors pursuant to which such Company Financial Advisors are entitled to a fee in connection with the transactions contemplated hereby.

SECTION 4.11 Employee Plans.

(a) Schedule 4.11(a) of the Company Disclosure Letter contains a true and complete list of the U.S. Company Benefit Plans. Within ten (10) Business Days following the date of this Agreement, the Company shall provide to Parent a true and complete list of Foreign Company Benefit Plans (as defined in clause (g)). “Company Benefit Plans” means all material employee benefit plans or compensation arrangements of any type, including without limitation, (i) the Company Stock Plans, (ii) plans described in Section 3(3) of the Employee Retirement Income Security Act of 1976, as amended (“ERISA”) and (iii) any other material pension, profit-sharing, bonus, incentive compensation, deferred compensation, vacation, sick pay, stock purchase, stock option, phantom equity, unemployment, hospitalization or other medical, life or other insurance, long- or short-term disability, change of control, fringe benefit, or any other plan, program or policy providing benefits or compensation for the benefit of any current, former or retired employee, officer, consultant, independent contractor or director, and (iv) any material individual employment, compensation, severance, consulting or similar agreement, in each case, that is sponsored, maintained or contributed to by the Company, a Company Subsidiary or any trade or business, whether or not incorporated, which together with the Company would be deemed a single employer within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA (a “Company ERISA Affiliate”), or with respect to which the Company, a Company Subsidiary or a Company ERISA Affiliate may have any liability (contingent or otherwise). Within ten (10) Business Days following the date of this Agreement, the Company shall provide or make available to Parent a true, correct and complete copy of each

U.S. Company Benefit Plan (or, if a plan is not written, a written description thereof), and, to the extent applicable, trust agreements, insurance contracts and other funding vehicles, the most recent Annual Reports (Form 5500 Series) and accompanying schedules, the most recent actuarial valuation report, the most recent financial statement, summary plan description (and any summaries of material modifications thereto) and the most recent determination letter from the Internal Revenue Service with respect to the U.S. Company Benefit Plans. With respect to the Foreign Company Benefit Plans, the Company shall provide or make available to Parent a true, correct and complete copy of each Foreign Company Benefit Plan (or, if a plan is not written, a written description thereof), and, to the extent applicable, trust agreements, insurance contracts and other funding vehicles, the most recent Annual Reports and accompanying schedules, the most recent actuarial valuation report, the most recent financial statement and summary plan description (and any summaries of material modifications thereto) that has been requested in writing by Parent as soon as reasonably practicable following such written request by Parent.

(b) With respect to each Company Benefit Plan: (i) if intended to qualify under Section 401(a) or 401(k) of the Code, such plan has received a favorable determination letter from the Internal Revenue Service with respect to its qualification, and its related trust has been determined to be exempt from tax under Section 501(a) of the Code and, to the knowledge of Company, nothing has occurred since the date of such letter to adversely affect such qualification or exemption; (ii) in each case, (A) each such plan has been administered in material compliance with its terms and applicable Laws; (B) neither the Company nor any Company ERISA Affiliate has engaged in, and the Company and each Company ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction or acted or failed to act in any manner that would subject the Company or any Company ERISA Affiliate to any material liability for a breach of fiduciary duty under ERISA; (C) no material disputes, government audits, examinations or, to the knowledge of the Company, investigations are pending or, to the knowledge of the Company or any Company ERISA Affiliate, threatened other than ordinary claims for benefits; (D) neither the Company nor any Company ERISA Affiliate has engaged in, and the Company and each Company ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction in violation of Section 406(a) or (b) of ERISA or Section 4975 of the Code for which no exemption exists under Section 408 of ERISA or Section 4975(c) of the Code or Section 4975(d) of the Code; (E) all contributions due have been made on a timely basis or have been properly recorded on the books of the Company or a Company ERISA Affiliate in all material respects; and (F) no events have occurred that could result in a material payment by or assessment against the Company or any Company Subsidiary of any excise taxes under Sections 4972, 4975, 4976, 4979, 4980B, 4980D, 4980E or 5000 of the Code. The Company and the Company Subsidiaries have reserved the right to amend, terminate or modify at any time all plans or arrangements providing for retiree medical or retiree life insurance coverage.

(c) No Company Benefit Plan is (i) a multiemployer plan within the meaning of Section 3(37) of ERISA, (ii) subject to Title IV of ERISA, or (iii) a nonqualified deferred compensation plan of a nonqualified entity within the meaning of Section 457A of the Code.

(d) No event has occurred with respect to a Company Benefit Plan that could reasonably be expected to result in liability to the Company or any Company ERISA Affiliate which constitutes a Company Material Adverse Effect.

(e) (i) No present or former employees of the Company or any of the Company Subsidiaries are covered by any employee agreements or plans that provide or will provide severance pay, post-termination health or life insurance benefits (except as required pursuant to Section 4980B of the Code or Part 6 of Title I of ERISA) or any similar benefits or has or will obtain a right to receive a gross-up payment from the Company or any of the Company Subsidiaries with respect to any excise taxes which may be imposed upon such present or former employee pursuant to Section 4999 of the Code, (ii) neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event, such as termination of employment) shall cause any payments or benefits to any employee, officer or director of the Company or any of the Company Subsidiaries to be either subject to an excise tax or non-deductible by the Company under Sections 4999 and 280G of the Code, respectively, and (iii) except as set forth in Section 3.4, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event, such as termination of employment) shall result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any of the Company Subsidiaries.

(f) To the knowledge of the Company, at all times since January 1, 2005, all Company Benefit Plans that are subject to Section 409A have been operated in a manner that complies with Section 409A. To the knowledge of the Company, all Company Benefit Plans that were in effect prior to January 1, 2009, were validly amended no later than December 31, 2008, to become in documentary compliance with Section 409A. To the knowledge of the Company, all new Company Benefit Plans that were established after December 31, 2008, have, since their inceptions, been in documentary compliance with Section 409A.

(g) Each Company Benefit Plan that is subject to the laws of any jurisdiction outside of the United States (a “Foreign Company Benefit Plan”) (i) has been in all material respects, established, maintained and administered in accordance with its terms and all applicable laws and orders of any controlling Governmental Entity, (ii) each Foreign Company Benefit Plan that is required to be registered has been registered and maintained in good standing with applicable regulating authorities, and (iii) each Foreign Company Benefit Plan that is required to be funded and/or book reserved is funded and/or book reserved, as appropriate, in accordance with applicable laws.

SECTION 4.12 Board Recommendation; Company Action; Requisite Vote of the Company’s Stockholders.

(a) The Board of the Company has, by resolutions duly adopted by the requisite vote of the directors and not subsequently rescinded or modified in any way, unanimously (i) determined that this Agreement, the Merger, in accordance with the terms of this Agreement, and the other transactions contemplated hereby are advisable, fair to, and in the best interests of the Company and its stockholders, (ii) approved and adopted this Agreement and approved the Merger and the other transactions contemplated hereby and (iii) directed that this Agreement be submitted for consideration by the stockholders of the Company and resolved to recommend that the stockholders of the Company approve and adopt this Agreement and the Merger (provided, that any change in or modification or rescission of such recommendation by the Board of the Company in accordance with Section 7.11 shall not be a breach of the representation in (iii)). The Board of the Company has received from each of the Company Financial Advisors an opinion, a written copy of which will be provided to Parent as soon as practicable after the date hereof, solely for informational purposes, to the effect that, as of the date of the opinion, the Merger Consideration to be received in the Merger by holders of Company Common Stock (other than Parent or Parent Subsidiaries) is fair to such holders from a financial point of view. The Company has been authorized by the Company Financial Advisors to include such opinions in its entirety in the Proxy/Prospectus so long as such inclusion (and the form and substance of all references to or descriptions of the Company Financial Advisors) is in form and substance reasonably satisfactory to such Company Financial Advisors and its counsel.

(b) The affirmative vote of the holders of the majority of the outstanding shares of Company Common Stock (the “Required Company Vote”) is the only vote required of the holders of any class or series of Company capital stock that shall be necessary to adopt this Agreement and to consummate the transactions contemplated thereby.

SECTION 4.13 Taxes.

(a) (i) All material Tax Returns required to be filed by or with respect to the Company and the Company Subsidiaries before the date hereof have been timely filed (taking into account all extensions), (ii) the Company and the Company Subsidiaries have paid all material Taxes due or claimed to be due, except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements of the Company, and (iii) the charges, accruals and reserves for Taxes with respect to the Company and the Company Subsidiaries reflected in the June 30, 2009 consolidated statements of financial position of the Company (the “Company Balance Sheet”) are adequate under GAAP to cover unpaid Tax liabilities accruing through the date thereof.

(b) Neither the Company nor any of the Company Subsidiaries is party to any material agreement providing for the allocation, indemnification or sharing of Taxes other than such an agreement exclusively between or among the Company and any Company Subsidiary, and neither the Company nor any of the Company Subsidiaries (i) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a material consolidated income Tax Return (other than a group the common parent of which is the Company or Parent or which relates to a Tax period ending on or before December 31, 2002) or (ii) has any material liability (including as a result of any agreement or obligation to reimburse or indemnify) for the Taxes of any other person (other than the Company or any of the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, by contract or otherwise.

(c) Neither the Company nor the Company Subsidiaries has entered into, has any liability in respect of, or has any filing obligations with respect to, any transaction that constitutes a “reportable transaction,” as defined in Section 1.6011-4(b)(1) of the Treasury Regulations.

(d) During the period beginning two (2) years before the date hereof, none of the Company nor any of the Company Subsidiaries has been a distributing corporation or a controlled corporation for purposes of Section 355 of the Code.

(e) Neither the Company nor any of the Company Subsidiaries have taken or agreed to take any action, or know of any fact, agreement or circumstance that would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

(f) “Tax” means (i) any federal, state, provincial, local, foreign or other tax, import, duty or other governmental charge or assessment or escheat payments, or deficiencies thereof, including income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, excise, custom duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental, real and personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar tax and including all interest and penalties thereon and additions to tax, (ii) all liability for the payment of any amounts of the type described in (i) as the result of being a member of an affiliated, consolidated, combined or unitary group, and (iii) all liability for the payment of any amounts as a result of an express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in (i) or (ii).

(g) “Tax Return” means any return, estimated tax return, report, declaration, form, claim for refund or information statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

SECTION 4.14 Environmental Matters.

To the knowledge of the Company:

(a) The Company and each Company Subsidiary are in material compliance with all applicable orders of any court, Governmental Entity or arbitration board or tribunal and all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively “Environmental Laws”).

(b) The Company and each Company Subsidiary are in possession of all material permits, approvals, licenses and other material authorizations by Governmental Entities required under applicable Environmental Laws (“Environmental Permits”) and are in

material compliance with the terms and conditions thereof. Such material Environmental Permits are in full force and effect, free from breach, and will not be adversely affected by the Merger in any material respect.

(c) None of the Company or any Company Subsidiary has entered into any consent decree or received written notice of or is the subject of any actual or threatened material action, cause of action, claim, demand or notice or any actual or threatened material investigation, by any Person or entity alleging liability or seeking Cleanup under, or non-compliance with, any Environmental Law (an “Environmental Claim”).

(d) There are no material Environmental Claims that are pending or threatened against the Company or any of the Company Subsidiaries or against any Person or entity whose liability for any material Environmental Claim the Company or any of the Company Subsidiaries has or may have retained or assumed either contractually or by operation of Law.

(e) There are no past or present specific conditions, events or incidents, including the Release or presence of any Hazardous Material, which would be reasonably likely to form the basis of any material Environmental Claim against the Company or any of the Company Subsidiaries or, to the knowledge of the Company, against any Person whose liability for any material Environmental Claim the Company or any of the Company Subsidiaries has or may have retained or assumed either contractually or by operation of Law.

(f) There is no material Cleanup of Hazardous Materials being conducted or planned at any property currently or formerly owned or operated by the Company or any of the Company Subsidiaries (and no such property is contaminated by Hazardous Materials so as to require such Cleanup).

(g) The Company and the Company Subsidiaries have not treated, stored, disposed of, arranged for or permitted the disposal of, transported, Released or threatened the Release of any Hazardous Material in a manner that would be reasonably likely to form the basis of any material Environmental Claim against the Company or any of the Company Subsidiaries.

(h) “Cleanup” means all actions to: (i) investigate, clean up, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (ii) prevent the Release or migration of Hazardous Materials so that they do not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (iv) respond to any government requests for information or documents in any way relating to investigation, cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment. “Hazardous Material” means (i) chemicals, pollutants, contaminants, wastes, toxic and hazardous substances, and oil and petroleum products, (ii) any substance that is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, radon gas or related materials, lead or lead-based paint or materials, (iii) any substance that requires investigation, removal or remediation under any Environmental

Law, or is defined, listed, regulated or identified as hazardous, toxic or otherwise actionable or dangerous under any Environmental Laws, or (iv) any substance that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous. “Release” means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping, emptying, dispersal, leaching, migration, transporting or placing of Hazardous Materials, including into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment.

(i) The representations and warranties set forth herein are the Company’s sole representations and warranties with respect to environmental matters, Environmental Permits, Environmental Claims, Environmental Law, or Hazardous Materials.

SECTION 4.15 Compliance with Laws.

Except for non-compliance as would not constitute a Company Material Adverse Effect: (a) the Company and the Company Subsidiaries are in compliance with all applicable Laws of any United States federal, state or local or foreign government or agency thereof that materially affect the business, properties or assets owned or leased by the Company and the Company Subsidiaries; and (b) no written notice, charge, claim, action or assertion has been received by the Company or any Company Subsidiary or, to the Company’s knowledge, filed, commenced or threatened in writing against the Company or any Company Subsidiary alleging any such non-compliance, in either case, that remains unresolved. All licenses, permits and approvals required under such Laws, with respect to the Company or the Company Subsidiaries or their businesses, properties or assets are in full force and effect, except where the failure to be obtained or to be in full force and effect does not constitute a Company Material Adverse Effect. Notwithstanding the foregoing, no representation or warranty in this Section 4.15 is made with respect to (a) Environmental Laws, Environmental Claims or Environmental Permits, which are covered by Section 4.14, (b) Taxes, which are covered by Section 4.13, (c) ERISA matters, which are covered by Section 4.11, (d) the FCPA (as defined in Section 4.23(b)), which is covered by Section 4.23, or (e) the Sarbanes-Oxley Act, the Securities Act or the Exchange Act, which are covered by Section 4.5.

SECTION 4.16 Employment Matters.

Neither the Company nor any Company Subsidiary is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor, to the knowledge of the Company, is any such contract or agreement presently being negotiated. To the knowledge of the Company, there are no pending representation campaigns respecting any of the employees of the Company or any of the Company Subsidiaries, nor are any campaigns being conducted to solicit cards from employees of the Company or any of the Company Subsidiaries to authorize representation by any labor organization. To the knowledge of the Company, neither the Company nor any Company Subsidiary (i) is a party to, or bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices; (ii) is the subject of any proceeding asserting that it has committed an unfair labor practice which would constitute a Company Material Adverse Effect; or (iii) is the subject of any proceeding seeking to compel it to bargain with any labor union or labor organization. As of the date of this Agreement, there is no pending or, to the knowledge of the Company, threatened, labor strike, dispute, walkout, work stoppage, election, picket, leafleting, sit-in, demonstration, “work-to-rule” campaign, corporate campaign, boycott slow-down or lockout or similar action involving the Company or any of the Company Subsidiaries.

SECTION 4.17 Regulatory Matters.

The Company has been advised of the rules and requirements under the Investment Company Act. The Company is not required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder (the “Investment Company Act”).

SECTION 4.18 Title to Properties.

(a) The Company and the Company Subsidiaries have good and defensible title to all material real property owned by the Company and the Company Subsidiaries and good title to all other material properties owned by them, in each case, free and clear of all Liens (other than Permitted Liens) or restrictions, and (b) to the knowledge of the Company, all of the leases and subleases material to the business of the Company and the Company Subsidiaries, considered as one enterprise, and under which the Company or the Company Subsidiaries holds properties are in full force and effect.

SECTION 4.19 Intellectual Property.

The Company and the Company Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, know-how, trade secrets, trademarks, trademark rights and other proprietary information and other proprietary intellectual property rights (collectively, “Intellectual Property”) necessary to carry on the Company’s business as now operated by them in all material respects. To the knowledge of the Company, there is no (and the Company has not received notice of any) material infringement of or material conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to carry on the Company’s business as now operated by them in all material respects.

SECTION 4.20 Insurance.

The Company has provided Parent a Schedule 4.20 of the Company Disclosure Letter and, promptly following a request by Parent, the Company will make available to Parent copies of material insurance policies maintained by the Company and the Company Subsidiaries, including fire and casualty, general liability, workers’ compensation and employer liability, pollution liability, directors and officers and other liability policies. As of the date hereof, all such insurance policies are in full force and effect in all material respects, and the Company believes in good faith that its level of coverage is reasonably customary in comparison to coverage carried by companies in similar lines of business as the Company and the Company Subsidiaries. Neither the Company nor any Company Subsidiary is in material breach or default under any such insurance policy, and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which (including with respect to the transactions contemplated by this Agreement), with notice or lapse of time or both, would constitute such a material breach or default, or permit a termination or material modification of any of the material insurance policies of the Company and the Company Subsidiaries.

SECTION 4.21 Material Contracts.

(a) Except for this Agreement and agreements filed with the SEC, neither the Company nor any Company Subsidiary is, as of the date hereof, a party to or bound by any written agreement:

(i) that is a “material contract” (as such term is defined in Item 601(b) (10) of Regulation S-K of the SEC);

(ii) that is a partnership or joint-venture agreement (other than a partnership agreement constituting an organizational agreement of a Subsidiary) that is material to the Company and the Company Subsidiaries considered as a single enterprise;

(iii) other than outstanding indebtedness for borrowed money of BJ Services Company, USA or BJ Services International S.a.r.l. not in excess of $15,000,000 and except for intercompany transactions among the Company and the Company Subsidiaries in the ordinary course of business consistent with past practices, relating to the borrowing of money (including any guarantee thereof) or that is a mortgage, security agreement, capital lease or similar agreements, in each case in excess of $10 million or that creates a Lien other than a Permitted Lien on any material asset of the Company or any Company Subsidiary;

(iv) other than any partnership, joint venture or similar arrangement that limits or purports to limit the ability of the Company or any of its Affiliates to compete or engage in any line of business, in any geographic area or with any Person;

(v) except for intercompany transactions among the Company and the Company Subsidiaries in the ordinary course of business consistent with past practices, for the license or sublicense of any Intellectual Property or other intangible asset (whether as a licensor or a licensee), that provides for payment of $5 million or more per year;

(vi) relating to the sale of any of the assets or properties of the Company or any Company Subsidiary in excess of $5 million other than those as to which the sale transaction has previously closed and (A) are so reflected on the Company’s financial statements and (B) the Company and the Company Subsidiaries have no continuing obligation thereunder or relate to an intercompany transaction among the Company and the Company Subsidiaries in the ordinary course of business consistent with past practices;

(vii) relating to the acquisition by the Company or any Company Subsidiary of any assets, operating business or the capital stock of any other Person other than those as to which the acquisition has previously closed and (A) are so reflected on the Company’s financial statements and (B) the Company and the Company Subsidiaries have no continuing obligation thereunder;

(viii) that (A) obligates the Company or any Company Subsidiary for more than one year, has total projected revenue of at least $20 million and is currently operating or currently projected to operate at a loss or (B) involves a take or pay amount of at least $20 million;

(ix) except to the extent contemplated by Section 3.4 with respect to a Company Stock Plan or Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; and

(x) other than those agreements listed in clauses (i) to (ix) above, that involve payments by the Company and the Company Subsidiaries in excess of $10 million per year and that are not terminable without premium or penalty on less than 30 days’ notice.

All written agreements of the type described in this Section 4.21 shall be collectively referred to herein as the “Material Contracts.”

(b) Neither the Company nor any Company Subsidiary, nor, to the Company’s knowledge, any counterparty to any Material Contract, has violated or is alleged to have violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Material Contract, except in each case for those violations and defaults which would not constitute a Company Material Adverse Effect.

SECTION 4.22 Customers and Suppliers.

Since June 30, 2009: (a) no material customer or supplier of the Company or any Company Subsidiary has canceled or otherwise terminated its relationship with the Company or any Company Subsidiary; (b) no material customer or supplier of the Company or any Company Subsidiary has overtly threatened to cancel or otherwise terminate its relationship with the Company or any Company Subsidiary or its usage of the services of the Company or any Company Subsidiary; and (c) the Company and the Company Subsidiaries have no direct or indirect ownership interest that is material to the Company and the Company Subsidiaries taken as a whole in any customer or supplier of the Company or any Company Subsidiary.

SECTION 4.23 Certain Business Practices.

(a) To the knowledge of the Company, neither the Company nor any Company Subsidiary has, directly or indirectly, (i) made or authorized any contribution, payment or gift of funds or property to any official, employee or agent of any Governmental Entity of any jurisdiction or (ii) made any contribution to any candidate for public office, in either case, where either the payment of the purpose of such contribution, payment or gift was, is or would be prohibited under any applicable anti-bribery or anti-corruption Law of any relevant jurisdiction covering a similar subject matter as in effect on or prior to the Effective Time applicable to the Company and the Company Subsidiaries and their respective operations. The Company has instituted and maintained policies and procedures designed to ensure continued compliance with such Law.

(b) To the knowledge of the Company, none of the Company, any Company Subsidiary or any Affiliate of the Company or any Company Subsidiary is aware of or has taken any action, directly or indirectly, that would result in a violation by such Persons of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of any offer, payment, promise to pay or authorization of the payment of any money, or other property gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Company, the Company Subsidiaries and, to the knowledge of the Company, its Affiliates have conducted their respective businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(c) The operations of the Company and the Company Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any Company Subsidiary with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

(d) Neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any Representatives or Affiliates of the Company or any Company Subsidiary is in violation of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

SECTION 4.24 Affiliate Transactions.

There are no material agreements, contracts, transfers of assets or liabilities or other commitments or transactions (other than Company Stock Plans), whether or not entered into in the ordinary course of business, to or by which the Company or any Company Subsidiary, on the one hand, and any of their respective Affiliates (other than the Company or any Company Subsidiary) on the other hand, are or have been a party or otherwise bound or affected, and that (a) are currently pending, in effect or have been in effect at any time since the date that is two (2) years before the date hereof and (b) involve continuing liabilities and obligations that have been, are or will be material to the Company and the Company Subsidiaries taken as a whole. “Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.

SECTION 4.25 Rights Agreement.

The Company has taken all action necessary to amend the Company Rights Agreement to provide that as a result of the execution, delivery or performance of this Agreement or the consummation of this Merger or the other transactions contemplated by this Agreement, neither Parent nor Merger Sub, nor any affiliate or associate of Parent or Merger Sub, will become an Acquiring Person (as defined in the Company Rights Agreement), that no Distribution Date or Stock Acquisition Date (each as defined in the Company Rights Agreement) will occur, and that the Rights (as defined in the Company Rights Agreement) will not separate from the underlying shares of Company Common Stock or give the holders thereof the right to acquire securities of any party hereto.

SECTION 4.26 Takeover Laws.

The Board of the Company has taken all action necessary to exempt under and not make subject to any state takeover Law or state Law that limits or restricts business combinations or the ability to acquire or vote shares: (a) the execution of this Agreement, (b) the Merger, and (c) the transactions contemplated by this Agreement and the Merger. None of the Company or its respective “affiliates” or “associates” or, to the knowledge of the Company any of its stockholders is or has been an “interested stockholder” (as defined in Section 203 of the DGCL) with respect to Parent. Prior to the date of this Agreement, the Board of the Company has taken all action necessary, assuming the accuracy of the representation in Section 5.22, so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of this Agreement or the transaction contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in (i) the disclosure letter, delivered by Parent and Merger Sub to the Company at or prior to the execution and delivery of this Agreement (the “Parent Disclosure Letter”) (each schedule of which corresponds to a numbered and/or lettered section of this Agreement and of which disclosure made in any section of the Parent Disclosure Letter shall be deemed to be disclosed for all purposes of this Agreement and all other sections of the Parent Disclosure Letter to the extent that it is reasonably apparent that such disclosure is responsive), or (ii) the Parent SEC Reports (as defined in Section 5.4(a)) filed with the SEC between December 31, 2008 and the date of this Agreement (excluding information set forth in any exhibit thereto and excluding any disclosure set forth in any risk factor section and in any section relating to forward looking statements, the “Specified Parent SEC Disclosure”), to the extent that it is reasonably apparent that the disclosure in the Specified Parent SEC Disclosure is responsive to the matters set forth in this Article V, Parent and Merger Sub jointly and severally hereby represent and warrant to the Company as follows:

SECTION 5.1 Organization; Good Standing and Qualification.

(a) Parent and each of the Subsidiaries of Parent (including Merger Sub) as of the date hereof (the “Parent Subsidiaries”) is a corporation, limited liability company, partnership or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite entity power and authority to own, operate and lease its properties and to carry on its business as now conducted.

(b) Parent and each of the Parent Subsidiaries is duly qualified and/or licensed, as may be required, and in good standing in each of the jurisdictions in which the nature of the business conducted by it or the character of the property owned, leased or used by it makes such qualification and/or licensing necessary, except in such jurisdictions where the failure to be so qualified and/or licensed does not constitute a Parent Material Adverse Effect. A “Parent Material Adverse Effect” means, with respect to the Parent, any fact, circumstance, occurrence, event, development, change or condition, either individually or together with one or more other contemporaneously existing facts, circumstances, occurrences, events, developments, changes or conditions that is, or would reasonably be expected to be, materially adverse to the business or financial condition of the Parent and the Parent Subsidiaries considered collectively as a single enterprise; provided, however, that any such fact, circumstance, occurrence, event, development, change or condition (or combination thereof) shall not be considered in determining whether a Parent Material Adverse Effect has occurred to the extent it results from (A) a change in Law or GAAP or interpretations thereof, (B) general economic, market, industry or political conditions (including acts of terrorism or war or other force majeure events), (C) any change in Parent’s stock price, trading volume or credit rating (unless due to a circumstance which would separately constitute a Parent Material Adverse Effect), (D) the announcement or pendency of this Agreement, any actions taken in compliance with this Agreement or the consummation of the Merger, (E) acts of God, earthquakes or similar catastrophes, any weather related event or any outbreak of illness or other public health event, or (F) the failure of Parent to meet internal or analysts’ expectations, projections or budgets (unless due to a circumstance which would separately constitute a Parent Material Adverse Effect).

(c) The copies of the certificate of incorporation and bylaws of the Parent which are incorporated by reference as exhibits to the Parent’s Annual Report on Form 10-K for the year ended December 31, 2008 are complete and correct copies of such documents as amended and in effect on the date of this Agreement.

SECTION 5.2 Capitalization.

(a) The authorized capital stock of Parent consists of (i) 750,000,000 shares of Parent Common Stock and (ii) 15,000,000 shares of preferred stock, par value $1.00 per share (“Parent Preferred Stock”).

(b) As of August 27, 2009, (i) 309,680,585 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Preferred Stock were issued and outstanding, and (iii) no shares of Parent Common Stock were held by Parent in its treasury. Since June 30, 2009, Parent has not declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock. Such issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable, and free of preemptive rights and in compliance with all applicable state and federal securities laws. Parent has not heretofore agreed to take any such action, and there are no outstanding contractual obligations of Parent of any kind to redeem, purchase or otherwise acquire any outstanding shares of capital stock of Parent. There are no outstanding bonds, debentures, notes or other indebtedness or warrants or other securities of Parent having the right to vote (or, other than any outstanding options to purchase Parent Common Stock, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote.

(c) As of the date of this Agreement, the authorized limited liability company interests of Merger Sub consists of a single class of limited liability company interests. All of the issued and outstanding limited liability company interests of Merger Sub are, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

SECTION 5.3 Authorization; No Conflict.

(a) Assuming the accuracy of Section 4.26, each of Parent and Merger Sub has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by the Board of Parent and by Parent acting in its capacity as the sole member of Merger Sub. No other corporate proceedings on the part of Parent, Merger Sub or any of the Parent Subsidiaries (including any vote of any class or series of outstanding capital stock) are necessary to authorize the execution and delivery of this Agreement, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby other than the Required Parent Vote (as defined in Section 5.11(b)). This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of Parent and Merger Sub, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

(b) Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation by Parent or Merger Sub of the transactions contemplated hereby nor compliance by Parent or Merger Sub with any of the provisions herein will (i)

result in a violation or breach of or conflict with the organizational documents of Parent or any of the Parent Subsidiaries, (ii) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets owned or operated by Parent or any of the Parent Subsidiaries under, or result in being declared void, voidable, or without further binding effect, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which Parent or any of the Parent Subsidiaries is a party or by which Parent or any of the Parent Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 5.3(c), violate any judgment, ruling, order, writ, injunction, decree, statute or Law applicable to Parent or any of the Parent Subsidiaries or any of their respective properties or assets other than any such event described in (ii) or (iii) which does not constitute a Parent Material Adverse Effect.

(c) Except for filings, permits, authorizations, consents, approvals and other applicable requirements as may be required under the Securities Act, the Exchange Act, the HSR Act, foreign antitrust or competition laws and the filing of the Certificate of Merger as required by the DGCL and the Limited Liability Company Act, respectively, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Parent or Merger Sub of this Agreement or the consummation by Parent or Merger Sub of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notices does not constitute a Parent Material Adverse Effect.

SECTION 5.4 SEC Reports; Financial Statements and Internal Controls.

(a) Since January 1, 2009, Parent has filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and other documents (collectively, including all exhibits thereto, the “Parent SEC Reports”) required to be filed by Parent with the SEC. As of their respective filing dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, the Parent SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, and the respective rules and regulations of the SEC promulgated thereunder applicable to the Parent SEC Reports, and none of the Parent SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, except for any reports on Form 8-K required to be filed with respect to this Agreement, the Merger and the transactions contemplated hereby, no event has occurred with respect to Parent or any of Parent Subsidiaries which the Parent is, or after the passage of time, will be, required to report by the filing with the SEC of a current report on Form 8-K which has not been so reported by Parent by the filing of a current report on Form 8-K on or prior to the date hereof. None of the Parent Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act.

(b) The consolidated balance sheets and the related consolidated statements of income, consolidated statements of comprehensive income (loss) and stockholders’ equity and consolidated statements of cash flows (including, in each case, any related notes and schedules thereto) of Parent (collectively, the “Parent Financial Statements”) contained in the Parent SEC Reports have been prepared from the books and records of Parent and the Parent Subsidiaries, comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein) and fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows of Parent and the Parent Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments in the ordinary course of business).

(c) Other than any matters that do not remain the subject of any open or outstanding inquiry, Parent has not received written notice from the SEC or any other Governmental Entity that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or other Governmental Entity. Since June 30, 2009, Parent’s independent public accounting firm has not informed Parent that it has any material questions, challenges or disagreements regarding or pertaining to Parent’s accounting policies or practices which are unresolved as of the date of this Agreement. Since June 30, 2009, no current officer or director of Parent has received, or is entitled to receive, any material compensation from any entity other than Parent or a Parent Subsidiary that has engaged in or is engaging in any material transaction with Parent or any Parent Subsidiary.

(d) With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the Parent SEC Reports, the principal executive officer and principal financial officer of Parent have made all certifications (without qualifications or exceptions to the matters certified) required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are complete and correct. Other than any matters that do not remain the subject of any open or outstanding inquiry, neither Parent nor its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness or form of such certificates. Neither Parent nor any of the Parent Subsidiaries has outstanding, nor has arranged or modified since the enactment of the Sarbanes-Oxley Act, any “extensions of credit” to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of Parent or any of the Parent Subsidiaries. “Principal executive officer,” “principal financial officer” and “extensions of credit” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(e) Parent has established and maintains “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) or 15d-15(e) under the Exchange Act); such disclosure controls and procedures are reasonably designed to ensure that all information

(both financial and non-financial) relating to Parent and the Parent Subsidiaries required to be disclosed in Parent’s reports required to be filed with or submitted to the SEC pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports. Parent has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to Parent’s auditors and the audit committee of the Board of Parent and on Schedule 5.4(e) of the Parent Disclosure Letter (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(f) Parent is in compliance in all material respects with (i) all current listing and corporate governance requirements of the NYSE and (ii) all rules, regulations and requirements of the Sarbanes-Oxley Act and the SEC.

SECTION 5.5 Absence of Material Adverse Changes, etc.

Since January 1, 2009, Parent and the Parent Subsidiaries have conducted their business in the ordinary course of business consistent with past practice and there has not been or occurred:

(a) a Parent Material Adverse Effect; or

(b) any material damage, destruction or other casualty loss (whether or not covered by insurance) material to the business of Parent.

SECTION 5.6 Litigation.

There are no suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the knowledge of Parent, threatened, against Parent or any of the Parent Subsidiaries or any of their respective properties or assets which constitute a Parent Material Adverse Effect. There are no judgments, decrees, injunctions, awards or orders of any Governmental Entity outstanding against Parent or any of the Parent Subsidiaries which constitute a Parent Material Adverse Effect.

SECTION 5.7 Information Supplied.

None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (a) the Proxy/Prospectus to be filed by Company and Parent with the SEC, and any amendments or supplements thereto, or (b) the Registration Statement to be filed by Parent with the SEC in connection with the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy/Prospectus, at the time that it or any amendment or supplement thereto is first mailed to the Company and Parent stockholders, at the time of the Company Special Meeting and the Parent Special Meeting and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The portions of the Proxy/Prospectus supplied by Parent will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Proxy/Prospectus.

SECTION 5.8 No Undisclosed Liabilities.

Parent and the Parent Subsidiaries do not have any Liabilities required by GAAP to be recognized on a condensed consolidated statement of financial position of Parent, except (a) as reflected, reserved or disclosed in the financial statements (or the notes thereto) included in the Parent SEC Reports as at and for the period ended June 30, 2009, (b) as incurred since June 30, 2009 in the ordinary course of business, (c) as have been discharged or paid in full in the ordinary course of business since June 30, 2009, (d) as incurred in connection with the transactions contemplated by this Agreement and (e) as would not constitute a Parent Material Adverse Effect.

SECTION 5.9 Broker’s Fees.

Except for Goldman, Sachs & Co. (the “Parent Financial Advisor”), no agent, broker, Person or firm acting on behalf of Parent or any Parent Subsidiary or under Parent’s or any Parent Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the transactions contemplated hereby. Promptly following a request by Company, Parent shall furnish a true and complete copy of Parent’s agreements with the Parent Financial Advisor pursuant to which such Parent Financial Advisor is entitled to a fee in connection with the transactions contemplated hereby.

SECTION 5.10 Employee Plans.

(a) For purposes of this Section 5.10, “Parent Benefit Plans” means all material employee benefit plans or compensation arrangements of any type, including without limitation, (i) plans described in Section 3(3) of the ERISA, (ii) any other material pension, profit-sharing, bonus, incentive compensation, deferred compensation, vacation, sick pay, stock purchase, stock option, phantom equity, unemployment, hospitalization or other medical, life or other insurance, long- or short-term disability, change of control, fringe benefit, or any other plan, program or policy providing benefits or compensation for the benefit of any current, former or retired employee, officer, consultant, independent contractor or director, and (iii) any material individual employment, compensation, severance, consulting or similar agreement, in each case, that is sponsored, maintained or contributed to by Parent, a Parent Subsidiary or any trade or business, whether or not incorporated, which together with Parent would be deemed a single employer within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA (a “Parent ERISA Affiliate”), or with respect to which Parent, a Parent Subsidiary or a Parent ERISA Affiliate may have any liability (contingent or otherwise).

(b) No event has occurred with respect to a Parent Benefit Plan that constitutes a Parent Material Adverse Effect.

SECTION 5.11 Board Recommendation; Required Parent Vote.

(a) The Board of Parent has, by resolutions duly adopted by the requisite vote of the directors and not subsequently rescinded or modified in any way, unanimously (i) determined that this Agreement, the Merger, in accordance with the terms of this Agreement, and the other transactions contemplated hereby are advisable, fair to, and in the best interests of Parent and its stockholders, (ii) approved and adopted this Agreement and approved the Merger and the other transactions contemplated hereby, (iii) approved the issuance of shares of Parent Common Stock to the holder of Company Common Stock in connection with the Merger and (iv) directed that the Parent Proposal (as defined in Section 5.11(b)) be submitted for consideration by the stockholders of Parent and resolved to recommend that the stockholders of Parent approve the Parent Proposal (provided that any change in or modification or rescission of such recommendation by the Board of Parent shall not be a breach of the representation). The Board of Parent has received from the Parent Financial Advisor an opinion, dated as of the date hereof, to the effect that, as of such date, subject to the limitations and qualifications contained therein, the Merger Consideration to be paid by Parent pursuant to this Agreement is fair to Parent from a financial point of view. A written copy of such opinion will be provided to the Company as soon as practicable after the date hereof, solely for informational purposes. Parent has been authorized by the Parent Financial Advisor to include such opinion in its entirety in the Proxy/Prospectus so long as such inclusion (and the form and substance of all references to or descriptions of the Parent Financial Advisor) is in form and substance reasonably satisfactory to such Parent Financial Advisor and its counsel.

(b) The affirmative vote of a majority of the votes cast, provided that the total votes cast constitute a majority of all shares of Parent Common Stock entitled to vote (the “Required Parent Vote”), is the only vote required of the holders of any class or series of Parent’s capital stock that shall be necessary to approve the issuance of Parent Common Stock to the holders of Company Common Stock in connection with Merger (the “Parent Proposal”).

SECTION 5.12 Taxes.

(a) (i) All material Tax Returns required to be filed by or with respect to Parent and the Parent Subsidiaries before the date hereof have been timely filed (taking into account all extensions), (ii) Parent and the Parent Subsidiaries have paid all material Taxes due or claimed to be due, except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements of Parent, and (iii) the charges, accruals and reserves for Taxes with respect to Parent and the Parent Subsidiaries reflected in the June 30, 2009 consolidated balance sheet of Parent (the “Parent Balance Sheet”) are adequate under GAAP to cover unpaid Tax liabilities accruing through the date thereof.

(b) Neither the Parent nor any of its Subsidiaries is a party to any material agreement providing for the allocation, indemnification or sharing of Taxes other than such an agreement exclusively between or among the Parent and any Parent Subsidiary, and neither the Parent nor any of the Parent Subsidiaries (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a material consolidated income Tax Return (other than a group the common parent of which is the Parent or which relates to a tax period ending on or before December 31, 2002) or (B) has any material liability (including as a result of any material agreement or obligation to reimburse or indemnify) for the Taxes of any other person (other than the Parent or any of the Parent Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, by contract or otherwise.

(c) Neither Parent nor the Parent Subsidiaries has entered into, has any liability in respect of, or has any filing obligations with respect to, any transaction that constitutes a “reportable transaction,” as defined in Section 1.6011-4(b)(1) of the Treasury Regulations.

(d) Except as set forth on Schedule 5.12(d) of the Parent Disclosure Letter, for the two (2) year period ending on the date hereof, none of the Parent nor any of the Parent Subsidiaries has been a distributing corporation or a controlled corporation for purposes of Section 355 of the Code.

(e) Neither Parent nor any of the Parent Subsidiaries have taken or agreed to take any action, or know of any fact, agreement or other circumstance that would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

(f) Merger Sub is a Delaware limited liability company, all of the membership interests of which are owned by Parent, and as to which Parent has not elected to treat as a corporation for United States federal income tax purposes.

SECTION 5.13 Environmental Matters.

To the knowledge of the Parent:

(a) Parent and each Parent Subsidiary are in material compliance with all Environmental Laws.

(b) Parent and each Parent Subsidiary are in possession of all material Environmental Permits and are in material compliance with the terms and conditions thereof. Such material Environmental Permits are in full force and effect, free from breach and will not be adversely affected by the Merger in any material respect.

(c) None of Parent or any Parent Subsidiary has entered into any consent decree or received written notice of or is the subject of any actual or threatened material action, cause of action, claim, demand or notice or any material Environmental Claim.

(d) There are no material Environmental Claims that are pending or threatened against Parent or any of the Parent Subsidiaries or against any Person or entity whose liability for any material Environmental Claim Parent or any of the Parent Subsidiaries has or may have retained or assumed either contractually or by operation of Law.

(e) There are no past or present specific conditions, events or incidents, including the Release or presence of any Hazardous Material, which would be reasonably likely to form the basis of any material Environmental Claim against Parent or any of the Parent Subsidiaries or, to the knowledge of Parent, against any Person whose liability for any material Environmental Claim Parent or any of the Parent Subsidiaries has or may have retained or assumed either contractually or by operation of Law.

(f) There is no material Cleanup of Hazardous Materials being conducted or planned at any property currently or formerly owned or operated by Parent or any of the Parent Subsidiaries (and no such property is contaminated by Hazardous Materials so as to require such Cleanup).

(g) Parent and the Parent Subsidiaries have not treated, stored, disposed of, arranged for or permitted the disposal of, transported, Released or threatened the Release of any Hazardous Material in a manner that would be reasonably likely to form the basis of any material Environmental Claim against Parent or any of the Parent Subsidiaries.

(h) The representations and warranties set forth herein are Parent’s sole representations and warranties with respect to environmental matters, Environmental Law, or Hazardous Materials.

SECTION 5.14 Compliance with Laws.

Except for non-compliance as would not constitute a Parent Material Adverse Effect: (a) the Parent and the Parent Subsidiaries are in compliance with all applicable Laws of any Governmental Entity that materially affect the business, properties or assets owned or leased by Parent and the Parent Subsidiaries; and (b) no written notice, charge, claim, action or assertion has been received by Parent or any Parent Subsidiary or, to Parent’s knowledge, filed, commenced or threatened in writing against the Parent or any Parent Subsidiary alleging any such non-compliance, in either case, that remains unresolved. All licenses, permits and approvals required under such Laws with respect to the Parent or the Parent Subsidiaries or their businesses, properties or assets are in full force and effect, except where the failure to be obtained or to be in full force and effect does not constitute a Parent Material Adverse Effect. Notwithstanding the foregoing, no representation or warranty in this Section 5.14 is made with respect to (a) Environmental Laws, Environmental Claims or Environmental Permits, which are covered by Section 5.13, (b) Taxes, which are covered by Section 5.12, (c) the FCPA, which is covered by Section 5.15, or (d) the Sarbanes-Oxley Act, the Securities Act or the Exchange Act, which are covered by Section 5.4.

SECTION 5.15 Certain Business Practices.

(a) To the knowledge of Parent, neither Parent nor any Parent Subsidiary has, directly or indirectly, (i) made or authorized any contribution, payment or gift of funds or property to any official, employee or agent of any Governmental Entity of any jurisdiction or (ii) made any contribution to any candidate for public office, in either case, where either the payment of the purpose of such contribution, payment or gift was, is or would be prohibited under any applicable anti-bribery or anti-corruption Law of any relevant jurisdiction covering a similar subject matter as in effect on or prior to the Effective Time applicable to Parent and the Parent Subsidiaries and their respective operations. The Parent has instituted and maintained policies and procedures designed to ensure continued compliance with such Law.

(b) To the knowledge of the Parent, none of the Parent, any Parent Subsidiary or any Affiliate of the Parent or any Parent Subsidiary is aware of or has taken any action, directly or indirectly, that would result in a violation by such Persons of the FCPA, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of any offer, payment, promise to pay or authorization of the payment of any money, or other property gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and Parent, the Parent Subsidiaries and, to the knowledge of Parent, its Affiliates have conducted their respective businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(c) The operations of Parent and the Parent Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Money Laundering Laws and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Parent or any Parent Subsidiary with respect to the Money Laundering Laws is pending or, to the best knowledge of Parent, threatened.

(d) Neither Parent nor any Parent Subsidiary nor, to the knowledge of Parent, any Representatives or Affiliates of Parent or any Parent Subsidiary is in violation of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

SECTION 5.16 Sufficient Funds.

Parent shall have, as of the Closing Date, sufficient funds on hand with which to pay the Cash Portion of the Merger Consideration and consummate the transactions contemplated by this Agreement.

SECTION 5.17 Investment Company.

The Parent has been advised of the rules and requirements under the Investment Company Act. The Parent is not required to register as an “investment company” within the meaning of the Investment Company Act.

SECTION 5.18 Intellectual Property.

Parent and the Parent Subsidiaries own or possess adequate licenses or other valid rights to use all Intellectual Property necessary to carry on the Parent’s business as now operated by them in all material respects. To the knowledge of the Parent, there is no (and the Parent has not received notice of any) material infringement of or material conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to carry on the Parent’s business as now operated in all material respects.

SECTION 5.19 Insurance.

As of the date hereof, all material insurance policies of the Parent and the Parent Subsidiaries are in full force and effect, in all material respects and the Parent believes in good faith that its level of coverage is reasonably customary in comparison to coverage carried by companies in similar lines of business as the Parent and the Parent Subsidiaries. Neither the Parent nor the Parent Subsidiary is in material breach or default under any such insurance policy, and neither the Parent nor the Parent Subsidiary has taken any action or failed to take any action which (including with respect to the transactions contemplated by this Agreement), with notice or lapse of time or both, would constitute such a material breach or default, or permit a termination or material modification or any of the material insurance policies of the Parent and the Parent Subsidiaries.

SECTION 5.20 Customers and Suppliers.

Since June 30, 2009: (a) no material customer or supplier of Parent or any Parent Subsidiary has canceled or otherwise terminated its relationship with Parent or any Parent Subsidiary; (b) no material customer or supplier of Parent or any Parent Subsidiary has overtly threatened to cancel or otherwise terminate its relationship with Parent or any Parent Subsidiary or its usage of the services of Parent or any Parent Subsidiary; and (c) Parent and the Parent Subsidiaries have no direct or indirect ownership interest that is material to Parent and the Parent Subsidiaries taken as a whole in any customer or supplier of Parent or any Parent Subsidiary.

SECTION 5.21 Affiliate Transaction.

There are no material agreements, contracts, transfers of assets or liabilities or other commitments or transactions (other than incentive plans of the Parent), whether or not entered into in the ordinary course of business, to or by which Parent or any Parent Subsidiary, on the one hand, and any of their respective Affiliates (other than Parent or any Parent Subsidiary) on the other hand, are or have been a party or otherwise bound or affected, and that (a) are currently pending, in effect or have been in effect at any time since the date that is two (2) years before the date hereof and (b) involve continuing liabilities and obligations that have been, are or will be material to Parent and the Parent Subsidiaries taken as a whole.

SECTION 5.22 Takeover Laws.

The Board of Parent has taken all action necessary to exempt under and not make subject to any state takeover Law or state Law that limits or restricts business combinations or the ability to acquire or vote shares: (a) the execution of this Agreement, (b) the Merger, and (c) the transactions contemplated by this Agreement and the Merger. None of Parent, Merger Sub or their respective “affiliates” or “associates” or, to the knowledge of the Parent any of its stockholders is or has been an “interested stockholder” (as defined in Section 203 of the DGCL) with respect to the Company. Prior to the date of this Agreement, the Board of Parent has taken all action necessary, assuming the accuracy of the representation in Section 4.26, so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of this Agreement or the transaction contemplated hereby.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 6.1 Conduct of Business by the Company Pending the Merger.

The Company covenants and agrees that, prior to the Effective Time, unless Parent shall otherwise consent (which consent shall not be unreasonably withheld) in writing (including electronic mail) or except as expressly permitted or required pursuant to this Agreement:

(a) The businesses of the Company and the Company Subsidiaries shall be conducted only in the ordinary course of business consistent with past practices, and the Company and the Company Subsidiaries shall use their reasonable best efforts to maintain their assets and preserve intact their respective business organizations, to maintain their assets and significant beneficial business relationships with suppliers, contractors, distributors, customers, licensors, licensees and others having business relationships with them and to keep available the services of their current key officers and employees;

(b) Without limiting the generality of Section 6.1(a), except (i) as set forth on Schedule 6.1 of the Company Disclosure Letter, (ii) as contemplated by this Agreement, (iii) as required by applicable Law for which the Company shall use its reasonable best efforts to give advance notice to Parent, and (iv) intercompany transactions between the Company Subsidiaries or the Company and Company Subsidiaries in the ordinary course of business consistent with past practices, the Company shall not directly or indirectly, and shall not permit any of the Company Subsidiaries to, do any of the following:

(i) except for (1) purchases and disposition of inventory and consumables in the ordinary course of business consistent with past practices, and (2) capital spending permitted by paragraph (xxi) below, acquire, sell, lease, transfer or dispose of any assets, rights or securities of the Company or the Company Subsidiaries outside of the ordinary course of business in excess of $20 million in any single transaction or series of related transactions or terminate, cancel, materially modify or enter into any material commitment, transaction, line of business or other agreement outside the ordinary course of business;

(ii) acquire by merging or consolidating with or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business, corporation, partnership, association or other business organization or division thereof, or enter into binding agreements with respect to any such acquisition;

(iii) enter into any material partnership, joint venture agreement or similar arrangement;

(iv) amend or propose to amend the certificate of incorporation or bylaws of the Company, BJ Services Company, USA or BJ Services International s.a.r.l., or the certificate of incorporation or bylaws (or respective constituent documents) of any other Company Subsidiary that is material to the business of the Company and the Company Subsidiaries taken as a whole;

(v) except for quarterly cash dividends consistent with the amount paid in past quarters, declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any shares of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such;

(vi) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any shares of its capital stock, other equity securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests, other than in connection with the relinquishment of shares by employees and directors of the Company in payment of withholding tax upon the vesting of stock options, or phantom stock, or forfeiture of shares due to termination of employment;

(vii) split, combine or reclassify any outstanding shares of its capital stock;

(viii) issue, sell, dispose of or authorize, propose or agree to the issuance, sale or disposition by the Company or any of the Company Subsidiaries of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock of any class, or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the date hereof;

(ix) modify the terms of any existing indebtedness for borrowed money or security issued by the Company or any Company Subsidiary having an aggregate principal amount in excess of $50 million in any respect;

(x) (A) incur, assume, guarantee, or become obligated following the date of this Agreement with respect to any indebtedness for borrowed money, if the aggregate amount of such incurrences, assumptions, guarantees or obligations following the date of this Agreement would exceed $100 million in the aggregate at any given time (excluding intercompany debt); provided, however, no amounts shall be outstanding under the Company’s Credit Agreement immediately prior to Closing, or any indebtedness for borrowed money which contains covenants that materially restrict the Merger or is not in the ordinary course of business and consistent with past practices, (B) make any individual loan, advance or capital contribution to or investment in excess of $5 million in any other Person, (C) pledge or otherwise encumber shares of capital stock of the Company or any Company Subsidiary, (D) mortgage or pledge any of its material tangible or intangible assets, or create or suffer to exist any Liens thereupon (other than currently existing Liens and Permitted Liens) of $5 million or more in the aggregate; or (E) incur indebtedness, fund or prepay any obligations to any Person, that are not due and payable until after Closing unless in the ordinary course of business consistent with past practices or as disclosed on Schedule 6.1 of the Company Disclosure Letter;

(xi) authorize, recommend or propose any material change in capitalization of $5 million or more with respect to any given Company Subsidiary (other than BJ Services Company, USA) per fiscal quarter;

(xii) except to the extent required by Law, by any Company Benefit Plan as in effect on the date hereof or by contracts in existence as of the date hereof, or as required by Section 7.3 or as contemplated by Section 3.4, (A) subject to clause (I) below, increase in any manner the compensation or benefits of any of its employees, officers, directors, consultants, independent contractors or service providers except in the ordinary course of business consistent with past practice; provided that no additional equity or equity-based grants shall be made, (B) make a payment of any pension, severance or retirement benefits not required by any Company Benefit Plan to any such employees, directors, consultants, independent contractors or service providers, (C) enter into, amend, alter (other than amendments that are immaterial to the participants or employees, officers, directors, consultants, independent contractors or service providers who are party and do not materially increase the cost to the Company of maintaining the applicable Company Benefit Plan or as are required by applicable Law of any jurisdiction other than the United States), adopt, implement or otherwise commit itself to any new Company Benefit Plan, including any compensation or benefit plan, program, policy, arrangement or agreement including any pension, retirement, profit-sharing, bonus or other employee benefit or welfare benefit plan, policy, arrangement or agreement or employment or consulting agreement with or for the benefit of any employee, officer, director, consultant, independent contractor or service provider, (D) terminate any Company Benefit Plan, (E) accelerate the vesting of, or the lapsing of restrictions with respect to, any options or other stock-based compensation, (F) accelerate the vesting or payment of any compensation or benefit under any Company Benefit Plan, (G) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, (H) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable Law, (I) award any new bonuses or bonus opportunities for performance periods following the date hereof, except (i) for incentive bonus opportunities with respect to the Company’s fiscal year ending September 30, 2010 that are no more than 5% greater for any individual than incentive bonus opportunities granted with respect to the Company’s fiscal year ending September 30, 2009 (in the case of new hires, such 5% threshold shall be determined by reference to incentive bonus opportunities granted to similarly situated employees of the Company with respect to the Company’s fiscal year ending September 30, 2009), provided that such bonus opportunity provides that in the event that the Closing occurs during the fiscal year ended September 30, 2010, employees provided the bonus opportunity will receive the expected value of the bonus award prorated to the Effective Time and provided further that in the event that an employee is entitled to a bonus payment under a severance agreement in connection with a change of control that employee will not be entitled to any bonus payment except as provided by that agreement and (ii) the payment of incentive bonuses earned with respect to the Company’s fiscal year ending September 30, 2009 pursuant to opportunities announced before July 1, 2009, (J) increase the benefits or compensation of any past or present directors or executive officers (as defined in Rule 3-b7 of the Exchange Act), or (K) enter into, renew, or materially modify a collective bargaining or similar agreement;

(xiii) hire or terminate the employment or contractual relationship of any officer, employee or consultant of the Company or any Company Subsidiary, as the case may be, other than hirings or terminations in the ordinary course, consistent with existing policies and past practices;

(xiv) execute or amend (other than as required by existing employee benefit plans or employment agreements or by applicable Law) in any material respect any consulting or indemnification agreement between the Company or any of the Company Subsidiaries and any of their respective directors, officers, agents, consultants or employees, or any material collective bargaining agreement or other material obligation to any labor organization or employee incurred or entered into by the Company or any of the Company Subsidiaries (other than as required by existing employee benefit plans or employment agreements or by applicable Law);

(xv) enter into or amend any agreement between the Company or any of the Company Subsidiaries and any agent, sales representative or similar person;

(xvi) transfer or license to any Person or entity or otherwise extend, amend or modify any rights to the Intellectual Property of the Company necessary to carry on the Company’s business in all material respects;

(xvii) except in the ordinary course of business consistent with past practice, make any changes in its reporting for taxes or accounting methods other than as required by GAAP or applicable Law; make or rescind any Tax election or file any material amended Tax return; make any change to its method or reporting income, deductions, or other Tax items for Tax purposes; settle or compromise any Tax liability or enter into any transaction with an affiliate outside the ordinary course of business if such transaction would give rise to a material Tax liability;

(xviii) unless otherwise permitted under Section 6.1(b)(xii) or (xiv), enter into, amend or terminate any Material Contract;

(xix) other than with respect to any Tax liabilities (which are addressed in clause (xvii) above), waive, release, assign, settle, compromise or otherwise resolve any investigation, claim, action, litigation or other legal proceedings, except where such waivers, releases, assignments, settlements or compromises involve only the payment of monetary damages not in excess of $5 million individually with respect to personal injury matters and $1 million individually with respect to labor claims and $10 million in the aggregate as to all other matters (excluding amounts to be paid under existing insurance policies) or otherwise pay, discharge or satisfy any claims, liabilities or obligations in excess of such amount, in each case, other than in the ordinary course consistent with past practice. Notwithstanding the foregoing, neither the Company nor any Company Subsidiaries shall resolve any toxic tort or Governmental Entity matter, other than with respect to any Tax liabilities (which are addressed in clause (xvii) above), without approval of Parent. In addition, Company will provide Parent advance notice and the opportunity to participate in any discussions with any U.S. government agency such as the SEC or the Department of Justice (“DOJ”), the Department of Commerce or other government bodies with enforcement authority (“USG Authorities”); and with respect to any discussions by the Company with USG Authorities where the Parent has agreed not to participate, Company will in all such cases provide Parent with a comprehensive review of all discussions held with the USG Authorities regarding compliance issues or potential compliance issues whether they be ones previously disclosed to the USG Authorities or new issues. Prior to the Closing Date, Parent and the Company shall jointly consider in good faith whether and, if so, how to disclose or attempt to resolve any issues with the USG Authorities;

(xx) make or commit to make capital expenditures in excess of the aggregate budgeted amount set forth in the Company’s fiscal 2009 through June 2010 capital expenditure plan previously provided to Parent;

(xxi) make or assume any Hedges, which for purposes of this provision, “Hedge” means a derivative transaction within the coverage of SFAS No. 133,

including any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or indexes, or any other similar transaction (including any option with respect to any of these transaction) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral, transportation or other similar arrangement related to such transactions;

(xxii) enter into any agreement, arrangement or commitment that materially limits or otherwise materially restricts the Company or any Company Subsidiary, or that would reasonably be expected to, after the Effective Time, materially limit or restrict Parent or any Parent Subsidiary or any of their respective affiliates or any successor thereto, from engaging or competing in any line of business in which it is currently engaged or in any geographic area material to the business or operations of Parent or any Parent Subsidiary;

(xxiii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company, BJ Services Company, USA, BJ Services International s.a.r.l. or of any other Company Subsidiary that is material to the business of the Company and the Company Subsidiaries taken as a whole;

(xxiv) take any action that would reasonably be expected to result in (A) any inaccuracy of a representation or warranty herein that would allow for a termination of this Agreement, or (B) cause any of the conditions precedent to the transactions contemplated by this Agreement to fail to be satisfied;

(xxv) enter into any contract or agreement (or related series of contracts or agreements) not otherwise addressed by this Section 6.1 valued at an amount greater than $25 million; or

(xxvi) take or agree in writing to take any of the actions precluded by Section 6.1(a) or 6.1(b).

(c) Unless prohibited by applicable Law, the Company shall promptly provide to Parent each monthly “TEMPO” report prepared by the Company in the ordinary course of business. Parent acknowledges that no representation or warranty under this Agreement shall be made by the Company as to the accuracy of such reports.

SECTION 6.2 Conduct of Business by Parent Pending the Merger.

Parent covenants and agrees that, prior to the Effective Time, unless the Company shall otherwise consent (which consent shall not be unreasonably withheld) in writing (including electronic mail) or except as expressly permitted or required pursuant to this Agreement:

(a) The businesses of Parent and the Parent Subsidiaries shall be conducted only in the ordinary course of business consistent with past practices, and the Parent and the Parent Subsidiaries shall use their reasonable best efforts to maintain their assets and preserve intact their respective business organizations, to maintain significant beneficial business relationships with suppliers, contractors, distributors, customers, licensors, licensees and others having business relationships with them and to keep available the services of their current key officers and employees.

(b) Without limiting the generality of Section 6.2(a), except (i) as set forth on Schedule 6.2(a) of the Parent Disclosure Letter, (ii) as contemplated by this Agreement, (iii) as required by applicable Law, and (iv) intercompany transactions between the Parent Subsidiaries or Parent and the Parent Subsidiaries, Parent shall not directly or indirectly do any of the following:

(i) acquire or agree to acquire by merging or consolidating with any business or corporation, partnership or other business organization or division thereof, if such transaction would prevent or materially delay the consummation of the transactions contemplated by this Agreement;

(ii) except for quarterly cash dividends consistent with the amount paid in past quarters, declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any shares of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such;

(iii) adopt or propose to adopt any amendments to its charter documents which would have a material adverse impact on the consummation of the transactions contemplated by this Agreement;

(iv) take any action that would reasonably be expected to result in (A) any inaccuracy of a representation or warranty herein that would allow for a termination of this Agreement, or (B) cause any of the conditions precedent to the transactions contemplated by this Agreement to fail to be satisfied;

(v) take any action, cause any action to be taken, knowingly fail to take any action or knowingly fail to cause any action to be taken, which action or failure to act would prevent or impede, or would be reasonably likely to prevent or impede, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(vi) adopt a plan of complete or partial liquidation or dissolution of Parent or any of its material Subsidiaries; or

(vii) take or agree in writing to take any of the actions precluded by Section 6.2(b).

ARTICLE VII

ADDITIONAL AGREEMENTS

SECTION 7.1 Preparation of Proxy Statement; Stockholders’ Meetings.

(a) As promptly as reasonably practicable after the date of this Agreement, the Company and Parent shall cause to be prepared and filed with the SEC the Proxy/Prospectus in preliminary form. Each of Parent, Merger Sub and the Company shall promptly obtain and furnish the information concerning itself and its Affiliates required to be included in the Proxy/Prospectus. Each of Parent, Merger Sub and the Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC with respect to the Proxy/Prospectus or the Registration Statement. Each party shall promptly notify the other party upon the receipt of any oral or written comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy/Prospectus or the Registration Statement and shall provide the other party with copies of all written correspondence and a summary of all oral communications between it, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy/Prospectus or the Registration Statement. Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any substantive correspondence (including responses to SEC comments), amendments or supplements to the Proxy/Prospectus or the Registration Statement prior to filing with the SEC, and shall provide to the other a copy of all such filings made with the SEC.

(b) At any time from (and including) the initial filing with the SEC of the Proxy/Prospectus, Parent shall file with the SEC the Registration Statement containing the Proxy/Prospectus so long as Parent has provided to the Company a copy of the Registration Statement containing the Proxy/Prospectus at least ten (10) days prior to any filing thereof and any supplement or amendment at least two days prior to any filing thereof. Parent and the Company shall use all reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as necessary to consummate the Merger and the other transactions contemplated hereby. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any jurisdiction) required to be taken under any applicable state securities laws in connection with the issuance of shares of Parent Common Stock in the Merger and the Company shall furnish all information concerning the Company and the holders of shares of Company capital stock as may be reasonably requested in connection with any such action. Promptly after the effectiveness of the Registration Statement, Parent and the Company shall cause the Proxy/Prospectus to be mailed to their respective stockholders, and if necessary, after the definitive Proxy/Prospectus has been mailed, promptly circulate amended, supplemented or supplemental proxy materials and, if required in connection therewith, re-solicit proxies or written consents, as applicable. If at any time prior to the Effective Time, the officers and directors of Parent or the Company discover any statement which, in light of the circumstances to which it is made, is false or misleading with respect to a material fact or omits to state a material fact necessary to make the statement made in the Proxy/Prospectus or Registration Statement not misleading, then such party shall immediately notify the other party of such misstatements or omissions. Parent shall advise the Company and the Company shall advise Parent, as applicable, promptly after it receives notice thereof, of the time when the Registration Statement becomes effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the shares of Parent Common Stock for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(c) The Company shall, (i) in accordance with the Company’s certificate of incorporation and bylaws and applicable Law, take all actions to establish a record date for, duly call, give notice of, convene, and hold a special meeting of its stockholders (the “Company Special Meeting”) as soon as practicable following the date upon which the Registration Statement becomes effective, for the purpose of securing the Required Company Vote (ii) in accordance with the Company’s certificate of incorporation and bylaws and applicable Law, distribute to the Company’s stockholders the Proxy/Prospectus and (iii) except as provided in Section 7.11, use its reasonable best efforts to solicit from stockholders of the Company proxies in favor of the Merger and to take all other action necessary or advisable to secure the Required Company Vote. As soon as practicable following the date on which the Proxy/Prospectus is mailed to the Company’s stockholders, the Company shall convene and hold the Company Special Meeting. Once the Company Special Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Special Meeting without the consent of Parent (which consent shall not be unreasonably withheld or delayed) (other than (i) for the absence of a quorum, or (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Board of the Company has determined in good faith after consultation with outside counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Special Meeting; provided that in the event that the Company Special Meeting is delayed to a date after the Termination Date (as defined in Section 9.2(a)) as a result of either (i) or (ii) above, then Parent may extend the Termination Date to the fifth Business Day after such date). Except to the extent permitted by Section 7.11, (i) the Proxy/Prospectus shall (x) state that the Board of the Company has determined that this Agreement and the Merger are advisable and in the best interests of the Company and (y) include the recommendation of the Board of the Company that this Agreement be adopted by the holders of Company Common Stock (such recommendation described in this clause (y), the “Company Board Recommendation”) and (ii) neither the Board of the Company nor any committee thereof shall withdraw, amend or modify, or publicly propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the Company Board Recommendation.

(d) Parent shall, as soon as practicable after the date hereof (i) in accordance with Parent’s certificate of incorporation and bylaws and applicable Law, take all actions to establish a record date (which will be as soon as practicable after the date hereof) for, duly call, give notice of, convene, and hold a special meeting of its stockholders (the “Parent Special Meeting”) for the purpose of securing the Required Parent Vote, (ii) in accordance with Parent’s certificate of incorporation and bylaws and applicable Law, distribute to Parent stockholders the Proxy/Prospectus and (iii) except as provided in Section 7.1(e), use its reasonable best efforts to solicit from stockholders of Parent proxies in favor of the Parent Proposal and to take all other action necessary or advisable to secure the Required

Parent Vote. As soon as practicable following the date on which the Proxy/Prospectus is mailed to Parent’s stockholders, Parent shall convene and hold the Parent Special Meeting once the Parent Special Meeting has been called and noticed, Parent shall not postpone or adjourn the Parent Special Meeting without the consent of the Company, which shall not be unreasonably withheld or delayed (other than (A) for the absence of a quorum, or (B) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Board of Parent has determined in good faith, after consultation with Parent’s outside counsel and financial advisors, is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Parent’s stockholders prior to the Parent Special Meeting; provided that in the event that the Parent Special Meeting is delayed to a date after the Termination Date as a result of either (A) or (B) above, then the Termination Date shall be extended to the fifth Business Day after such date). Except to the extent permitted by Section 7.1(e), (i) the Proxy/Prospectus shall (x) state that the Board of Parent has determined that the Parent Proposal is advisable and in the best interests of Parent and (y) include the recommendation of the Board of Parent that the Parent Proposal be adopted by the stockholders of Parent (such recommendation described in this clause (y), the “Parent Board Recommendation”) and (ii) neither the Board of Directors of Parent nor any committee thereof shall withdraw, amend or modify, or publicly propose or resolve to withdraw, amend or modify in a manner adverse to the Company, the Parent Board Recommendation.

(e) The Board of Parent shall not withdraw, modify or qualify in a manner adverse to the Company, or resolve to or publicly propose to withdraw, amend, modify or qualify in a manner adverse to the Company, the Parent Board Recommendation (any such action, a “Change in the Parent Board Recommendation”). Notwithstanding the immediately preceding sentence, prior to receipt of the Required Parent Vote, the Board of Parent may effect a change in the Parent Board Recommendation if (i) the Board of Parent determines in good faith, after consultation with Parent’s outside legal counsel and financial advisors, that its failure to take such action would be reasonably expected to be inconsistent with its fiduciary duties under applicable Laws, (ii) the Board of Parent provides the Company with at least three (3) Business Days’ advance written notice of its intention to make a Change in the Parent Board Recommendation and specifying the material events giving rise thereto, and (iii) during such period, Parent and its Representatives shall negotiate in good faith with the Company and its Representatives to amend this Agreement so as to enable the Board of Parent to proceed with its recommendation of the Parent Proposal and at the end of such period, the Board of Parent maintains its determination (after taking into account any agreed modification to the terms of this Agreement).

(f) The Company and Parent shall each use their reasonable best efforts to cause the Company Special Meeting and the Parent Special Meeting to be held on the same date.

SECTION 7.2 Stock Exchange Listing.

Parent shall use all reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger or in connection with the Merger (including shares issuable under any Adjusted Stock Rights or Company Phantom Stock) to be approved for listing on the NYSE at or prior to the Effective Time, subject to official notice of issuance.

SECTION 7.3 Employee Benefit Matters.

(a) From and after the Effective Time, Parent and the Surviving Entity shall honor all Company Benefit Plans and compensation arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time, provided that nothing herein shall limit the right of the Company or Parent and the Surviving Entity from amending or terminating such plans, arrangements and agreements in accordance with their terms.

(b) Nothing herein expressed or implied shall be construed as requiring Parent or the Surviving Entity to continue (or resume) the employment of any specific Person.

(c) Without limiting the generality of Section 7.3(b), no provision of this Section 7.3 shall be construed to create any third party beneficiary rights in any employee, officer, director or consultant under a Company Benefit Plan or otherwise, nor shall it be deemed to create, amend or give rise to any obligation with respect to any Company Benefit Plan, each of which remain subject to amendment and termination in accordance with their respective terms as in effect immediately prior to the date hereof.

(d) Effective as of a date no later than the day immediately prior to the Effective Time, unless otherwise directed in writing by Parent, at least ten (10) Business Days prior to the Effective Time, the Company shall take or cause to be taken all actions necessary to effect the termination of all Section 401(k) plans maintained or contributed to by the Company or a Company Subsidiary and shall provide Parent with a copy of the applicable board of directors resolutions and termination agreements evidencing such terminations.

(e) Except for any executive employee or any key employee, Parent shall not communicate or otherwise meet with any of the employees of the Company and Company Subsidiaries to discuss employee benefits without prior notice to the Company. Such communications and/or meetings shall be limited to topics directly related to the terms and conditions of employment with Parent and on benefits or compensation matters following the Effective Time.

SECTION 7.4 Section 16 Matters.

No fewer than 18 Business Days prior to the Effective Time, the Company shall prepare and cause to be delivered to Parent a schedule (a) identifying each individual that, for purposes of Section 16(b) under the Exchange Act, (i) is an officer or director of the Company or any Company Subsidiary or (ii) will, at the Effective Time be an officer or director of the Surviving Entity and who owns Company Common Stock and (b) the number of shares of Company Common Stock owned by each such individual. Prior to the Effective Time, each of Parent and the Company shall use reasonable best efforts to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, such efforts to include all steps required to be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

SECTION 7.5 Certain Tax Matters.

(a) This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

(b) Parent and the Company shall each use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and to obtain the Tax opinions set forth in Sections 8.2(c) and 8.3(c).

(c) Officers of Parent, Merger Sub and the Company shall execute and deliver to Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel for the Company, and Fulbright & Jaworski L.L.P., tax counsel for Parent, certificates substantially in the form agreed to by the parties and such firms at such time or times as may reasonably be requested by such firms, including contemporaneously with the execution of this Agreement, at the time the Registration Statement is declared effective by the SEC and the Effective Time, in connection with such tax counsel’s respective delivery of opinions pursuant to Sections 8.2(c) and 8.3(c) hereof. Each of Parent, Merger Sub and the Company shall use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the certificates described in this Section 7.5.

(d) The Company and Parent shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, and transfer, recording, registration and other fees and similar Taxes which become payable in connection with the Merger that are required or permitted to be filed on or before the Effective Time. The Surviving Entity shall pay, without deduction from any amount payable to holders of Company Common Stock and without reimbursement from the other party, any such Taxes or fees imposed on it by any Governmental Entity, which becomes payable in connection with the Merger.

(e) Neither Parent nor Company will take (or fail to take) any action which action (or failure to act) would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

(f) Between the date hereof and the Closing Date, the Company shall prepare all Tax Returns for any Tax period which are required to be filed on or before the Closing Date (taking extensions into account) using accounting methods, principles and positions consistent with those used for prior Tax periods, unless a change is required by applicable Law or regulation. All such Tax Returns shall be timely filed and all related Taxes paid on or before the Closing Date.

SECTION 7.6 Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall, and the Company shall cause each of the Company Subsidiaries to, use its reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or to cause to be taken, all actions, and to do promptly, or to cause to be done, and to assist and to cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated hereby, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated hereby.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) promptly, but in no event later than ten (10) Business Days after the date hereof, make their respective filings and thereafter make any other required submissions under the HSR Act as promptly as reasonably practicable, (ii) use reasonable best efforts to cooperate with each other in (A) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, (iii) use reasonable best efforts to take, or to cause to be taken, all other actions and to do, or to cause to be done, all other things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Termination Date), (iv) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including to the extent permitted by Law promptly furnishing the other with true and complete copies of notices or other communications sent or received by the Company or Parent, as the case may be, or any of their Subsidiaries, to or from any third party and/or any Governmental Entity with respect thereto, and permit the other to review in advance any proposed communication by such party to any supervisory or Governmental Entity and (v) give the other reasonable notice of, and, to the extent permitted by such Governmental Entity, allow the other to attend and participate at any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry or proceeding relating thereto.

(c) Subject to the rights of Parent in Section 7.7, and in furtherance and not in limitation of the covenants of the parties contained in this Section 7.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated by this Agreement, each of the Company and Parent shall cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or any other transactions contemplated hereby. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 7.6 shall limit a party’s right to terminate this Agreement pursuant to Section 9.2(a) or (b) so long as such party has, prior to such termination, complied with its obligations under this Section 7.6.

(d) The parties will cooperate and use their respective reasonable efforts to identify and comply with any so-called “transaction-triggered” or “responsible property transfer” requirements under Environmental Laws that result from the Merger.

SECTION 7.7 Stockholder Litigation.

The Company shall give Parent the opportunity to participate, subject to a customary joint defense agreement, in, but not control, the defense or settlement of any stockholder litigation against the Company or its directors or officers relating to the Merger or any other transactions contemplated hereby; provided, however, that no such settlement shall be agreed to without Parent’s consent.

SECTION 7.8 Public Statements.

The Company, Parent and Merger Sub shall consult with each other prior to issuing, and provide each other with the opportunity to review and comment upon, any public announcement, statement or other disclosure with respect to this Agreement or the transactions contemplated hereby and shall not issue any such public announcement or statement prior to such consultation, except as may be required by Law or any listing agreement with a national securities exchange or trading market; provided that each of the Company and Parent may make any public statements in response to questions by the press, analysts, investors or those attending industry conferences or analyst or investor conference calls, so long as such statements are not inconsistent with previous statements made jointly by the Company and Parent. In addition, the Company shall, to the extent reasonably practicable, consult with Parent regarding the form and content of any public disclosure of any material developments or matters involving the Company, including earnings releases, reasonably in advance of publication or release. The Company and Parent agree to issue a joint press release announcing the execution and delivery of this Agreement.

SECTION 7.9 Notification of Certain Matters.

The Company agrees to give prompt notice to Parent and Merger Sub, and to use commercially reasonable efforts to prevent or promptly remedy, the occurrence or failure to occur, or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be reasonably likely to cause the failure of any of the conditions set forth in Section 8.2; provided, however, that the delivery of any notice pursuant to this Section 7.9 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. Each of Parent and Merger Sub agrees to give prompt notice to the Company, and to use commercially reasonable efforts to prevent or promptly remedy, the occurrence or failure to occur, or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be reasonably likely to cause the failure of any of the conditions set forth in Section 8.3; provided, however, that the delivery of any notice pursuant to this Section 7.9 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

SECTION 7.10 Access; Confidentiality.

(a) From the date hereof until the Effective Time and subject to the requirements of applicable Laws, the Company shall (i) provide to Parent, its counsel, financial advisors, auditors, potential financing sources, and other consultants and authorized representatives reasonable access during normal business hours to the offices, properties, books and records of the Company and any Company Subsidiary, (ii) furnish to Parent, its counsel, financial advisors, auditors, potential financing sources, and other consultants and authorized representatives such financial and operating data and other information as such Persons may reasonably request (including, to the extent possible, furnishing to Parent the financial results of the Company and Company Subsidiaries in advance of any filing with the SEC containing such financial results), and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company and Company Subsidiaries to cooperate reasonably with Parent in its investigation of the Company and Company Subsidiaries, as the case may be, except that nothing herein shall require the Company and Company Subsidiaries to disclose any information that would cause a risk of a loss of privilege to the Company and Company Subsidiaries. Notwithstanding the above, no party nor its representatives shall have the right to conduct environmental sampling on any of the properties owned or operated by the other party or its Subsidiaries. Without limiting the foregoing, the Company shall cooperate and provide Parent and its counsel, financial advisors, auditors, potential financing sources, and other consultants and authorized representatives with all relevant information reasonably required by Parent or any of the foregoing Persons for the purpose of ensuring that the business conducted by the Company complies with, and does not raise material liability risks under, applicable Laws, including, without limitation, the FCPA and other applicable anti-corruption laws, regulations and policies. Each of Company and Parent shall designate one Person to serve as their respective coordinator in order to optimize the efficiency of such cooperation Any access to information pursuant to this Section 7.10(a) shall be conducted with the objective that it will not interfere unreasonably with the conduct of the business of any of the Company or Company Subsidiaries. In connection with due diligence that Parent and its counsel will conduct with respect to compliance under the US Foreign Corrupt Practices Act, US export controls and economic sanctions laws and regulations and other related legal authorities (“US Regulatory Regimes”), the Company and Company subsidiaries agree to cooperate fully with all aspects of the Parent’s due diligence process. In this context, cooperation includes making available to Parent and its counsel all policies, procedures, guidelines, training materials, due diligence files, internal and external audits, investigative reports, hotline records, and other information and materials that Parent reasonably requests, relevant to compliance with, or otherwise related to, US regulatory regimes. Company and Company Subsidiaries will make reasonably available their personnel, including senior management and personnel responsible for compliance, internal audit, finance, investigations, logistics, sales and marketing, and other areas Parent considers to be relevant to overall corporate compliance. Company understands and agrees that the “investigation of the Company” discussed in this paragraph extends to and includes on-site interviews and visits in Company’s overseas locations and that the determination of the situs of any such interviews and visits shall be at the sole decision of Parent acting reasonably. The cooperation provisions of this paragraph extend fully to all of Company’s overseas business, joint venture, and subsidiary locations. In addition, Company and Company Subsidiaries agree to use their reasonable best efforts to facilitate meetings with joint venture partners, agents, representatives, consultants, customs brokers, and other third parties that Parent or its counsel determine may be relevant to due diligence. The Company shall have the right, in its sole discretion to have a Company representative present for investigations, interviews and visits.

(b) Following the execution and delivery of this Agreement, Parent will continue to conduct due diligence with respect to the compliance by the Company with the FCPA, and the Company hereby agrees to fully cooperate with such efforts. If Parent concludes that there is a possible violation of the FCPA by the Company, the existence or occurrence of which has not been previously disclosed to the applicable Governmental Entity. Parent will so inform the Company, and the Company will use its reasonable best efforts to resolve each such violation and any issues related thereto, including by disclosing to the applicable Governmental Entity the existence or occurrence of any such violation if, in the opinion of the Company’s outside counsel, such disclosure or resolution should be made. Notwithstanding the above, no party nor its representatives shall have the right to conduct environmental sampling on any of the properties owned or operated by the other party or its Subsidiaries.

(c) Prior to the mailing of the Proxy/Prospectus to the Company’s stockholders and within one week of the Closing, Parent shall provide the Company a reasonable opportunity to meet with the executive officers of the Parent to conduct reasonable due diligence to confirm whether any statement in such Proxy/Prospectus, in light of circumstances in which it was made, is not false or misleading with respect to a material fact or does not omit to state a material fact necessary to make the statements made in the Proxy/Prospectus not misleading.

(d) Information obtained by Parent or Merger Sub or the counsel or financial advisors thereof pursuant to Sections 7.10(a) and (b) and information obtained by the Company or its counsel or financial advisors pursuant to Section 7.10(a) shall be subject to the provisions of the Confidentiality Agreement (as defined in Section 7.11(b)).

(e) Nothing in this Section 7.10 shall require either party to permit any inspection, or to disclose any information, that in the reasonable judgment of such party would (i) violate any of its respective obligations with respect to confidentiality or (ii) result in a violation of applicable Law or loss of privilege.

(f) No investigation by and of the parties or their respective Representatives made pursuant to this Section 7.10 shall modify, nullify, amend or otherwise affect the representations, warranties, covenants or agreements of the other set forth in this Agreement.

SECTION 7.11 No Solicitation.

(a) Subject to Section 7.11(b), the Company agrees that from and after the date of this Agreement, it shall (i) immediately cease and terminate, and cause to be ceased and terminated, all discussions and negotiations with any other Person (other than Parent or its Affiliates) regarding any Alternative Proposal (as hereinafter defined), (ii) promptly request, and cause to be requested that, each Person that has received confidential information in connection with a possible Alternative Proposal within the last twelve (12) months return to the Company or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company and Company Subsidiaries, (iii) not grant any waiver or release under or knowingly fail to enforce any confidentiality, standstill or similar agreement entered into or amended during the twelve (12) months prior to the date hereof in respect of a proposed Alternative Proposal (such agreement, a “Standstill Agreement”). From and after the date of this Agreement, subject to Section 7.11(b) and Section 9.3(b), the Company shall not, directly or indirectly, nor shall the Company authorize or permit any Company Subsidiary, any of its or their respective officers or directors, or any investment banker, financial advisor, attorney, accountant, agent, employee or authorized representative (a “Representative”) of the Company or any Company Subsidiary to, (i) solicit, initiate or knowingly and intentionally encourage or facilitate (including by way of furnishing information), or engage in discussions or negotiations regarding, any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer (including any inquiry, proposal or offer to its stockholders) which constitutes or would be reasonably expected to lead to an Alternative Proposal, (ii) except for confidentiality agreements entered into pursuant to the proviso to the first sentence of clause (b) of this Section 7.11 or a definitive agreement entered into or to be entered into concurrently with a termination of this Agreement by the Company pursuant to Section 9.3(b), approve or enter into a letter of intent, memorandum of understanding or other Contract with any Person, other than Parent and Merger Sub, for, constituting or otherwise relating to an Alternative Proposal, (iii) provide or cause to be provided any information or data relating to the Company or any Company Subsidiary in connection with, or in response to, any Alternative Proposal by any Person, or (iv) terminate, amend, waive or permit the waiver of any voting restriction contained in the organizational or governing documents of the Company, or take any action contemplated by paragraph (1) of Article Fourteenth of the Company’s certificate of incorporation or by paragraph (a)(1) of Section 203 of the DGCL. Without limiting the generality of the foregoing, the Company acknowledges and agrees that, in the event any officer or director of the Company takes any action or any officer or director of any Company Subsidiary or any other Representative of the Company or any Company Subsidiary with the knowledge of the Company takes any action, in either case that, if taken by the Company would be a breach of this Section 7.11, the taking of such action by such officer, director or other Representative shall be deemed to constitute a breach of this Section 7.11 by the Company.

(b) Notwithstanding the provisions of Section 7.11(a), the Company and its Representatives shall be entitled, prior to obtaining the Required Company Vote, to furnish information regarding the Company and any Company Subsidiary to, or engage in discussions or negotiations with, any Person in response to an unsolicited, bona fide, written third party proposal with respect to an Alternative Proposal that is submitted to the Company by such Person (for so long as such Alternative Proposal has not been withdrawn) if (i) none of the Company, the Representatives of the Company, the Company Subsidiaries and the Representatives of the Company Subsidiaries shall have breached the provisions set forth in this Section 7.11 in any material respect with respect to such Person, and (ii) the Board of the Company shall have determined, in its good faith judgment, after consultation with the Company’s financial advisor and outside legal counsel, that the proposal constitutes or is reasonably likely to lead to a Superior Proposal (as hereinafter defined); provided that the Company may not enter into negotiations or discussions or supply any information in connection with an Alternative Proposal without entering into a confidentiality agreement at least as restrictive in all matters as the Confidentiality Agreement, dated as of July 2, 2009 between the Company and Parent (the “Confidentiality Agreement”) except that such confidentiality agreement may allow such third party to make Alternative Proposals to the Company in connection with the negotiations and discussions permitted by this Section 7.11(b). Parent shall be entitled to receive an executed copy of any such confidentiality agreement and notification of the identity of such Person immediately after the Company’s entering into such discussions or negotiations or furnishing information to the Person making such Alternative Proposal or its Representatives. The Company shall promptly provide or make available to Parent any non-public information concerning the Company and any Company Subsidiary that is provided to the Person making such Alternative Proposal or its Representatives which was not previously provided or made available to Parent. The Company agrees that it shall notify Parent promptly if any inquiry, contact or proposal related to an Alternative Proposal is received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, the Company, the Company Subsidiaries, any of its Representatives, or any Representatives of the Company Subsidiaries, and thereafter shall keep Parent informed in writing, on a reasonably current basis, regarding the status of any such inquiry, contact or proposal and the status of any such negotiations or discussions. Nothing contained in this Agreement shall prevent the Board of the Company from complying with Rule 14e-2 under the Exchange Act with respect to an Alternative Proposal or from making any similar disclosure, provided, however, that subject to Section 7.11(c), neither the Company nor the Board of the Company shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or in connection with the Merger, or approve (other than in connection with a termination under Section 9.3(b)) or recommend, or propose publicly to approve or recommend, an Alternative Proposal.

(c) The Board of the Company shall not withdraw, modify or qualify in a manner adverse to Parent or Merger Sub, or resolve to or publicly propose to withdraw, amend, modify or qualify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation or fail to make the Company Board Recommendation (any such action, a “Change in Recommendation”). Notwithstanding the immediately preceding sentence, prior to receipt of the Required Company Vote, the Board of the Company may effect a Change in Recommendation if (i) the Board of the Company determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, that its failure to take such action would be reasonably expected to be inconsistent with its fiduciary duties under applicable Laws, (ii) the Board of the Company provides Parent with at least three (3)

Business Days’ advance written notice of its intention to make a Change in Recommendation and specifying the material events giving rise thereto, and (iii) during such three (3) Business Day period, the Company and its Representatives shall, if requested by Parent, negotiate in good faith with Parent and its Representatives to amend this Agreement so as to enable the Board of the Company to proceed with its recommendation of this Agreement and at the end of such three (3) Business Day period, the Board of the Company maintains its determination (after taking into account any agreed modifications to the terms of this Agreement).

(d) As used in this Agreement:

(i) “Alternative Proposal” shall mean any bona fide proposal or offer from any Person or group of Persons other than Parent or any of the Parent Subsidiaries or any group of which Parent or any of the Parent Subsidiaries is a member (A) for a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or any similar transaction or series of transactions involving the Company (or any Company Subsidiary or Subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole), (B) for the issuance by the Company of 15% or more of its equity securities or (C) to acquire in any manner, directly or indirectly, 15% or more of the equity securities or consolidated total assets of the Company and the Company Subsidiaries, in each case other than the Merger.

(ii) “Superior Proposal” shall mean any Alternative Proposal (A) which provides that 100% of the Company’s outstanding equity securities shall be converted into, exchanged for or otherwise cancelled in exchange for the right to receive consideration that does not constitute 50% or more of the outstanding equity securities of the acquiring or surviving entity or its ultimate parent or (B) providing for the sale of all or substantially all of the Company’s assets, in either case on terms which the Board of the Company determines in its good faith judgment, after consultation with the Company’s outside counsel and financial advisors, would, if consummated, result in a transaction more favorable from a financial point of view to the holders of Company Common Stock than the Merger (or any bona fide written offer or proposal made by Parent in response to such Alternative Proposal or otherwise), taking into account all the terms and conditions of such Alternative Proposal and this Agreement (including any conditions to and expected timing of consummation thereof, and all legal, financial and regulatory aspects of such Alternative Proposal and this Agreement).

SECTION 7.12 Indemnification and Insurance.

(a) All rights to indemnification existing in favor of the current or former directors, officers and employees of the Company and the Company Subsidiaries (the “Indemnified Persons”) as provided in the organizational and governing documents of Company and Company Subsidiaries or under indemnification agreements between Indemnified Persons and the Company and Company Subsidiaries, in each case as in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Time (the “Indemnification Obligations”) shall survive the Merger and shall continue in full force and effect as obligations of the Surviving Entity for a period of not less than six (6) years after the Effective Time unless otherwise required by Law provided that all rights to indemnification in respect of any claim asserted or made during such period shall continue until the final disposition of such claim. Parent guarantees the full performance of the Indemnification Obligations by the Surviving Entity.

(b) The Company may prior to Closing obtain and fully pay for “tail” insurance policies for the Persons who, as of the date of this Agreement or as of the Closing Date, are covered by the Company’s existing directors’ and officers’ liability insurance and fiduciary liability insurance with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, that in no event shall the Company expend an amount pursuant to this Section 7.12(c) in excess of 300% of the current annual premium paid by the Company for its existing coverage in the aggregate. If for any reason the Company does not obtain and fully pay for such “tail” insurance policies prior to the Closing, Parent or the Surviving Entity shall maintain director and officer liability policies from a reputable and financially sound carrier through and including the date six (6) years after the Effective Time with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby) and such policies shall contain coverage that is at least as favorable to the Persons covered by such existing policies (a complete and accurate copy of which has been made available to Parent); provided, that in no event shall Parent or the Surviving Entity be required to expend an amount pursuant to this Section 7.12(b) in excess of 300% of the current annual premium paid by the Company for its existing coverage in the aggregate and if such comparable coverage cannot be obtained by paying an aggregate premium in excess of 300% of the current annual premium, the Surviving Entity shall only be required to maintain as much coverage as can be maintained by paying an aggregate premium equal to 300% of such amount.

(c) This Section 7.12 shall survive the consummation of the Merger and is intended to benefit, and shall be enforceable by each Indemnified Person (notwithstanding that such Persons are not parties to this Agreement) and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Person is entitled, whether pursuant to Law, contract or otherwise. If Parent or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity resulting from such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Entity, as the case may be, shall assume the applicable obligations set forth in this Section 7.12.

(d) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company and Company Subsidiaries or their respective officers, directors, employees or agents or fiduciaries under any Company Benefit Plan, it being understood and agreed that the indemnification provided for in this Section 7.12 is not prior to or in substitution for any such claims under any such policies.

SECTION 7.13 State Takeover Laws.

If any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other takeover statute or similar statute or regulation, applies to this Agreement and the Merger or the other transactions contemplated by this Agreement, each of Parent, Merger Sub and the Company, as the case may be, shall (a) take all reasonable action to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and (b) otherwise act to eliminate the effects of such takeover statute, Law or regulation.

ARTICLE VIII

CONDITIONS

SECTION 8.1 Conditions to Each Party’s Obligation To Effect the Merger.

The respective obligations of each party to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable Law, the waiver on or prior to the Closing Date of each of the following conditions:

(a) Stockholder Approval. Each of the Required Company Vote and the Required Parent Vote shall have been obtained.

(b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act and non - U.S. antitrust or competition merger control statutes shall have been terminated or shall have expired.

(c) No Injunctions or Restraints. There shall be no Law, injunction, judgment, order, or decree of any Governmental Entity of competent jurisdiction that is in effect which prohibits or permanently enjoins the consummation of the Merger.

(d) Effective Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement may be in effect and no proceeding for such purpose may be pending before or threatened by the SEC.

(e) NYSE Listing. The shares of Parent Common Stock to be issued in the Merger or in connection with the Merger (including shares issuable under any Adjusted Stock Rights, Company Bonus Stock or Company Phantom Stock) shall have been approved for listing on the NYSE, subject to official notice of issuance.

SECTION 8.2 Conditions to Obligations of Parent and Merger Sub.

The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or, to the extent permitted by applicable Law, the waiver on or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 4.2(b) and (d) shall be true and correct other than any de minimis inaccuracies, as of the date of this Agreement and as of the Closing Date as though made as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), and (ii) the representations and warranties of the Company set forth in this Agreement (other than Section 4.2(b) and Section 4.2(d)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) individually or in the aggregate has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

(c) Tax Opinion. Parent shall have received the opinion of Fulbright & Jaworski L.L.P., counsel to Parent, in form and substance reasonably satisfactory to Parent, dated the Closing Date, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of Parent, Merger Sub and the Company, all of which are consistent with the state of facts existing as of the Effective Time, to the effect that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) the Company and Parent will each be a “party to the reorganization” within the meaning of Section 368 of the Code. In rendering the opinion described in this Section 8.2(c), Fulbright & Jaworski L.L.P. shall have received and may rely upon the certificates and representations referred to in Section 7.5(c).

(d) Certificate. The Company shall have delivered to Parent a certificate in the form of Annex A, dated the Closing Date, signed by the Chief Executive Officer or another senior executive officer of the Company certifying to the effect that the conditions set forth in Sections 8.2(a) and (b) have been satisfied and confirming resolutions of the Executive Compensation Committee.

(e) Appraisal Shares. The number of Appraisal Shares for which demands for appraisal have not been withdrawn shall not exceed 15% of the outstanding shares of Company Common Stock.

SECTION 8.3 Conditions to Obligation of the Company.

The obligations of the Company to effect the Merger are further subject to the satisfaction or, to the extent permitted by applicable Law, the waiver of each of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in Section 5.2(b) shall be true and correct other than any de minimis inaccuracies, as of the date of this Agreement and as of the Closing Date as though made as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), and (ii) the representations and warranties of Parent and Merger Sub set forth in this Agreement (other than in Section 5.2(b) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) individually or in the aggregate has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.)

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Tax Opinion. The Company shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Company, in form and substance reasonably satisfactory to the Company, dated the Closing Date, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of Parent, Merger Sub and the Company, all of which are consistent with the state of facts existing as of the Effective Time, to the effect that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) the Company and Parent will each be a “party to the reorganization” within the meaning of Section 368 of the Code. In rendering the opinion described in this Section 8.3(c), Skadden, Arps, Slate, Meagher & Flom LLP shall have received and may rely upon the certificates and representations referred to in Section 7.5(c) hereof.

(d) Certificate. Parent shall have delivered to the Company a certificate in the form of Annex B, dated the Closing Date, signed by the Chief Executive Officer or another senior executive officer of the Company certifying to the effect that the conditions set forth in Sections 8.3(a) and (b) have been satisfied.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.1 Termination by Mutual Consent.

This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Required Company Vote has been obtained, by mutual written consent of Parent and the Company.

SECTION 9.2 Termination by the Company or Parent.

This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Required Company Vote has been obtained, by either the Company or Parent upon written notice to the other if:

(a) the Effective Time shall not have occurred on or before March 1, 2010 or such later date, if any, as is provided in Section 7.1(c) or (d) hereof (the “Termination Date”), and the party seeking to terminate this Agreement pursuant to this Section 9.2(a) shall not have breached its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before the Termination Date; provided, however, that in the event the conditions set forth in Section 8.1(b), solely with respect to the termination or waiver of the waiting period (and any extension thereof) applicable to the Merger under the HSR Act, shall not have been satisfied on or before the Termination Date, either Parent or the Company may unilaterally extend, by notice delivered to the other party on or prior to the original Termination Date, the Termination Date until May 1, 2010, in which case the Termination Date shall deemed to be for all purposes to be such date;

(b) any injunction, judgment, order or decree having the effects set forth in Section 8.1(c) shall be in effect and shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 9.2(b) shall have complied in all respects with Section 7.6 in order to resist, lift or resolve such injunction, judgment, order or decree;

(c) the Required Company Vote shall not have been obtained at the Company Special Meeting; or

(d) the Required Parent Vote shall not have been obtained at the Parent Special Meeting.

SECTION 9.3 Termination by the Company.

This Agreement may be terminated at any time prior to the Effective Time by the Company if:

(a) Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Sections 8.3(a) or 8.3(b), and (ii) is incapable of being satisfied or cured by Parent or Merger Sub prior to the Termination Date or, if capable of being satisfied or cured, is not satisfied or cured by Parent or Merger Sub within 30 days following receipt of written notice from the Company of such breach or failure to perform;

(b) Prior to the receipt of the Required Company Vote, (i) the Board of the Company has received a Superior Proposal, (ii) the Company shall not have violated Section 7.11 with respect to such Superior Proposal and shall have previously paid (or concurrently pays) the fee due under Section 9.5, (iii) the Board of the Company shall have provided Parent with at least five (5) Business Days’ advance written notice of its intention to terminate pursuant to this Section 9.3(b) and substantially simultaneously provided Parent with a copy of the definitive agreement providing for the implementation of such Superior Proposal and (iv) the Board of the Company shall have approved, and the Company concurrently enters into, such definitive agreement providing for the implementation of such Superior Proposal; or

(c) A Change in the Parent Board Recommendation has occurred.

SECTION 9.4 Termination by Parent.

This Agreement may be terminated at any time prior to the Effective Time by Parent if:

(a) the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.2(a) or Section 8.2(b)), and (ii) is incapable of being cured or has not been cured by the Company within 30 calendar days after written notice has been given by Parent to the Company of such breach or failure to perform;

(b) Prior to the receipt of the Required Parent Vote, (i) the Board of Parent has received a Parent Superior Proposal, (ii) the Parent has previously paid (or concurrently pays) the fee due under Section 9.5, (iii) the Board of Parent shall have provided the Company with at least five (5) Business Days’ advance written notice of its intention to terminate pursuant to this Section 9.4(b) and substantially simultaneously provided the Company with a copy of the definitive agreement providing for the implementation of such Parent Superior Proposal, (iv) such definitive agreement contains a provision making consummation of such Parent Superior Proposal conditioned upon the prior termination of this Agreement and (v) the Board of Parent shall have approved, and Parent concurrently enters into, such definitive agreement providing for the implementation of such Parent Superior Proposal;

(c) a Change in Recommendation has occurred; or

(d) the Company shall have breached or failed to perform in any material respect any of its obligations under Section 7.11 hereof.

SECTION 9.5 Effect of Termination.

(a) In the event that:

(i) (A) an Alternative Proposal shall have been publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the Company Special Meeting and thereafter, (B) this Agreement is terminated by the Company or Parent pursuant to Section 9.2(c), and (C) within twelve (12) months after the date this Agreement is terminated, the Company enters into a definitive agreement with respect to, or consummates, any Alternative Proposal with the Person (or any Affiliate thereof) that made the Alternative Proposal referred to in clause (A);

(ii) this Agreement is terminated by the Company pursuant to Section 9.3(b);

(iii) this Agreement is terminated by Parent pursuant to Section 9.4(c);

(iv) this Agreement is terminated by the Company pursuant to Section 9.3(c);

(v) (A) a Parent Alternative Proposal shall have been publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the Parent Special Meeting and thereafter, (B) this Agreement is terminated by the Company or Parent pursuant to Section 9.2(d), and (C) within twelve (12) months after the date this Agreement is terminated Parent enters into a definitive agreement providing for, or consummates, a Parent Alternative Proposal with the Person (or any Affiliate thereof) that made the Parent Alternative Proposal referred to in clause (A); or

(vi) This Agreement is terminated by Parent pursuant to Section 9.4(b).

then (x) in any such event under clause (i), (ii) or (iii) of this Section 9.5(a), the Company shall pay to Parent a termination fee of $175 million in cash (the “Termination Fee”), less the aggregate amount of any of Parent’s Expenses previously reimbursed pursuant to the next sentence, it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion, and (y) in any such event under clause (iv), (v) or (vi) of this Section 9.5(a), Parent shall pay to the Company the Termination Fee, less the aggregate amount of any of the Company’s Expenses previously reimbursed pursuant to the next sentence it being understood that in no event shall Parent be required to pay the Termination Fee on more than on occasion.

In the event that (x) an Alternative Proposal shall have been publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the Company Special Meeting and thereafter this Agreement is terminated by the Company or Parent pursuant to Section 9.2(c) and no Termination Fee is yet payable in respect thereof pursuant to the preceding sentence, then the Company shall pay to Parent all of the Expenses of Parent and Merger Sub or (y) a Parent Alternative Proposal shall have been publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the Parent Special Meeting and thereafter this Agreement is terminated by the Company or Parent pursuant to Section 9.2(d) and no Termination Fee is yet payable in respect thereof pursuant to the preceding sentence, then Parent shall pay to the Company all of the Expenses of the Company.

As used herein, “Expenses” shall mean, with respect to a particular party, all reasonable out-of-pocket documented fees and expenses (including all fees and expenses of counsel, accountants, consultants, financial advisors and investment bankers of such party and its Affiliates) incurred by such party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and all other matters related to the Merger; provided, however, that in no event shall Expenses payable hereunder by a party exceed $10,000,000 in the aggregate.

For purposes of this Section 9.5, (x) the term “Alternative Proposal” shall have the meaning set forth in Section 7.11, except that all references to “15%” therein shall be deemed to be references to “100%,” (y) the term “Parent Alternative Proposal” shall mean any proposal or offer from any Person or group of Persons other than the Company or one of the Company’s Subsidiaries or any group of which Company or any of the Company Subsidiaries is a member (A) for a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or any similar transaction or series of transactions involving Parent (or any Parent Subsidiary or Subsidiaries whose business constitutes 100% or more of the net revenues, net income or assets of Parent and the Parent Subsidiaries, taken as a whole), (B) for the issuance by Parent of 100% or more of its equity securities or (C) to acquire in any manner, directly or indirectly, 100% or more of the equity securities or consolidated total assets of Parent and the Parent Subsidiaries, in each case other than the Merger and (z) the term “Parent Superior Proposal” shall mean any Parent Alternative Proposal (A) which provides that 100% of the Parent’s outstanding equity securities shall be converted into, exchanged for or otherwise cancelled in exchange for the right to receive consideration that does not constitute 50% or more of the outstanding equity securities of the acquiring or surviving entity or its ultimate parent or (B) providing for the sale of all or substantially all of the Parent’s assets, in either case on terms which the Board of Parent determines in its good faith judgment, after consultation with Parent’s outside counsel and financial advisors, would, if consummated, result in a transaction more favorable from a financial point of view to the holders of Parent Common Stock than the Merger (or any bona fide written offer or proposal made by the Company in response to such Alternative Proposal or otherwise), taking into account all the terms and conditions of such Alternative Proposal and this Agreement (including any conditions to and expected timing of consummation thereof, and all legal, financial and regulatory aspects of such Alternative Proposal and this Agreement).

(b) Any payment required to be made pursuant to clause (i) of Section 9.5(a) shall be made to Parent promptly following the earlier of the execution of a definitive agreement with respect to, or the consummation of, any transaction contemplated by the Alternative Proposal (and in any event not later than two (2) Business Days after delivery to the Company of notice of demand for payment); any payment required to be made pursuant to clause (ii) of Section 9.5(a) shall be made to Parent concurrently with, and as a condition to the effectiveness of, the termination of this Agreement by the Company pursuant to Section 9.3(b); any payment required to be made pursuant to clause (iii) of Section 9.5(a) shall be made to Parent promptly following termination of this Agreement by Parent pursuant to Section 9.4(c) (and in any event not later than two (2) Business Days after delivery to the Company of notice of demand for payment), and such payment shall be made by wire transfer of immediately available funds to an account to be designated by Parent. Any payment required to be made pursuant to clause (v) of Section 9.5(a) shall be made to the Company promptly following the earlier of the execution of a definitive agreement with respect to, or the consummation of, any transaction contemplated by the Parent Alternative Proposal (and in any event not later than two (2) Business Days after delivery to Parent of notice of demand for payment); any payment required to be made pursuant to clause (vi) of Section 9.5(a) shall be made to the Company concurrently with, and as a condition to the effectiveness of, the termination of this Agreement by Parent pursuant to Section 9.4(b); and any payment required to be made pursuant to clause (iv) of Section 9.5(a) shall be made to the Company promptly following termination of this Agreement by the Company pursuant to Section 9.3(c) (and in any event not later than two (2) Business Days after delivery to Parent of notice of demand for payment), and such payment shall be made by wire transfer of immediately available funds to an account to be designated by the Company. In circumstances where this Section 9.5 requires a reimbursement of Expenses, the reimbursing party shall reimburse the other party for such Expenses on the later of (i) the day that is three (3) Business Days after the date of termination of this Agreement and (ii) the day that is three (3) Business Days after the delivery of documentation of such Expenses.

(c) In the event that the Company or Parent, as the case may be, shall fail to pay the Termination Fee and/or Expenses required pursuant to this Section 9.5 when due, such fee and/or Expenses, as the case may be, shall accrue interest for the period commencing on the date such fee and/or Expenses, as the case may be, became past due, at a rate equal to the rate of interest publicly announced by JPMorgan Chase Bank. N.A., in the City of New York from time to time during such period, as such bank’s Prime Lending Rate. In addition, if either party shall fail to pay such fee and/or Expenses, as the case may be, when due, such party shall also pay to the other party all of such other party’s costs and expenses (including attorneys’ fees) in connection with efforts to collect such fee and/or Expenses, as the case may be.

(d) Parent and the Company acknowledge that the fees, Expense reimbursement and the other provisions of this Section 9.5 are an integral part of this Agreement and the transactions contemplated hereby and that, without these agreements, Parent and the Company would not enter into this Agreement. Each of the parties hereto acknowledges that the Termination Fee is not a penalty, but rather a reasonable amount that will compensate Parent and Merger Sub, or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary in this Agreement, the parties agree that in circumstances where payment of the Termination Fee is required hereunder, upon such payment, the payment of any Termination Fee in accordance with this Section 9.5, shall be the exclusive remedy of the Parent and Merger Sub or the Company, as the case may be, for (i) any loss suffered as a result of the failure of the Merger to be consummated and (ii) any other losses, damages, obligations or liabilities suffered as a result of or under this Agreement and the transactions contemplated hereby. Upon payment of the Termination Fee in accordance with this Section 9.5, none of the Company or Parent or any of their respective stockholders, partners, members, directors, Affiliates, officers or agents, as the case may be, shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

(e) If this Agreement is terminated in accordance with Sections 9.1 through 9.4, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of Parent, Merger Sub, the Company or their respective Affiliates or Representatives, provided that (i) Sections 4.10, 5.9, 7.10(b) and 9.5 will survive termination hereof and (ii) except as provided in Section 9.5(d), no party shall be relieved from any liabilities or damages as a result of any willful and material breach by any party of any of such party’s representations, warranties, covenants or other agreements set forth in this Agreement.

SECTION 9.6 Amendment.

This Agreement may be amended by the parties hereto, at any time before or after approval of this Agreement and the transactions contemplated hereby by action by or on behalf of the respective Boards of Directors of the parties hereto or the stockholders of the Company; provided, however, that after any such approval by the stockholders of the Company, no amendment shall be made without the further approval of such stockholders except as permitted by Law. This Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 9.7 Waiver.

Any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived at any time prior to the Effective Time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to, any subsequent or other failure.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.1 Notices.

All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight courier or by telecopier (upon confirmation of receipt) to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

(a)	if to Parent or Merger Sub:

Baker Hughes Incorporated

2929 Allen Parkway, Suite 2100

Houston, Texas 77019

Attention: Senior Vice President – General Counsel Alan Crain

Fax: (713) 439-8966

with a copy to:

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana Street, 44th Floor

Houston, Texas 77002

Attention:	Christine B. LaFollette
Mark Zvonkovic

Fax: (713) 236-0822

(b)	if to the Company:

BJ Services Company

4601 Westway Park Blvd.

Houston, TX 77210

Attention: Vice President – General Counsel Margaret Shannon

Fax: (713) 895-5625

with a copy to:

Skadden Arps Slate Meagher & Flom LLP

One Beacon Street

Boston, MA 02108

Attention:	Louis A. Goodman
Frank E. Bayouth

Fax: (617) 305-4830

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, TX 77002

Attention: G. Michael O’Leary

Fax: (713) 220-4285

Notice so given shall (in the case of notice so given by mail) be deemed to be given when received and (in the case of notice so given by cable, telegram, telecopier, telex or personal delivery) on the date of actual transmission or (as the case may be) personal delivery.

SECTION 10.2 Representations and Warranties.

The representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger.

SECTION 10.3 Interpretations.

When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article, Section or Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Any references in this Agreement to “the date hereof” refers to the date of execution of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any references in this Agreement: (a) to “knowledge” of the Company shall mean the actual knowledge of the individuals identified in Schedule 10.3(a) of the Company Disclosure Letter; and (b) to “knowledge” of Parent shall mean the actual knowledge of the individuals identified in Schedule 10.3(b) of the Parent Disclosure Letter.

SECTION 10.4 Governing Law; Jurisdiction; Specific Performance.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

(b) Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Delaware Court of Chancery, and (iv) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any of the transactions contemplated hereby. Nothing in this Section 10.4 shall prevent any party from bringing an action or proceeding in any jurisdiction to enforce any judgment of the Delaware Court of Chancery.

(c) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages, except as limited by Section 9.5) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. In circumstances where Parent and the Company are obligated to consummate the Mergers and the Mergers have not been consummated (other than as a result of the other party’s refusal to close in violation of this Agreement) each of Parent and the Company expressly acknowledges and agrees that the other party and its shareholders shall have suffered irreparable harm, that monetary damages will be inadequate to compensate such other party and its shareholders, and that such other party on behalf of itself and its shareholders shall be entitled to enforce specifically Parent’s or the Company’s, as the case may be, obligation to consummate the Mergers.

SECTION 10.5 Counterparts; Facsimile Transmission of Signatures.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of facsimile transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

SECTION 10.6 Assignment; No Third Party Beneficiaries.

(a) This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void.

(b) Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof, except that after the Effective Time, each Indemnified Party is intended to be a third party beneficiary of Section 7.12 and may specifically enforce its terms.

SECTION 10.7 Expenses.

Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

SECTION 10.8 Severability.

If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

SECTION 10.9 Entire Agreement.

This Agreement (including the exhibits and letters hereto), and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings (both written and oral), among the parties with respect to the subject matter hereof and thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above.

BAKER HUGHES INCORPORATED

By:	/s/ Chad Deaton
Name:	Chad C. Deaton
Title:	Chairman, President and Chief Executive Officer

BJ SERVICES COMPANY

By:	/s/ J.W. Stewart
Name:	J.W. Stewart
Title:	Chairman, President and Chief Executive Officer

BSA ACQUISITION LLC

By:	/s/ Peter A. Ragauss
Name:	Peter A. Ragauss
Title:	President

[Merger Agreement]